                         Inland Real Estate Corporation
                               Sticker Supplement


         Supplement No. 6 to the Company's Prospectus discloses information regarding a recently completed acquisition of property and updates certain information in the sections of the Prospectus headed "Real Property Investments," "Management's Discussion and Analysis of the Financial Condition and Results of Operation," and "Plan of Distribution" and discloses information regarding three pending acquisitions of property. Unless otherwise defined, capitalized terms used herein shall have the same meaning as in the Prospectus.

         On November 13, 1996, the Company completed the acquisition of a 125,198 square foot Neighborhood Retail Center known as Spring Hill Fashion Corner located at 830-890 West Main Street, West Dundee, Illinois for approximately $9.2 million. The center was purchased from an unaffiliated third party.

         The Company has entered into agreements to purchase a 20,044 square foot neighborhood retail facility known as Crestwood Plaza Shopping Center located at 13335 South Cicero Avenue, Crestwood, Illinois for approximately $1.8 million, a 33,248 square foot neighborhood retail facility known as The Summit of Park Ridge located at 100-15- Euclid Avenue, Park Ridge, Illinois for approximately $3.2 million and a 220,095 square foot neighborhood retail facility known Maple Park Place Shopping Center located at the northwest corner of Naperville Road and Boughton Road, Bolingbrook, Illinois for approximately $15.3 million. The purchase of each of these centers is subject to, among other things, the Company completing its due diligence.

         The Company commenced the "best efforts" Offering on July 24, 1996, and as of November 20, 1996, the Company had accepted subscriptions for 2,103,904 shares ($19,097,503 net of Selling Commissions, the Marketing Contribution and the Due Diligence Expense Allowance Fee). Supplement No. 5 to the Company's prospectus reported the number of subscriptions accepted, and net proceeds, for the current offering as well as an offering the Company completed on July 22, 1996. Inland Securities Corporation, an Affiliate of the Advisor, serves as dealer manager of the Offering and is entitled to receive selling commissions and certain other amounts. As of November 20, 1996, Inland Securities Corporation was entitled to receive commissions, the Marketing Contribution and the Due Diligence Expense Allowance Fee totalling $1,944,557 in connection with the Offering. An Affiliate of the Advisor is also entitled to receive Property Management Fees for management and leasing services.

                                SUPPLEMENT NO. 6
                            DATED NOVEMBER 27, 1996
                     TO THE PROSPECTUS DATED JULY 24, 1996
                       OF INLAND REAL ESTATE CORPORATION

         This Supplement No. 6 is provided for the purpose of supplementing the Prospectus dated July 24, 1996 of Inland Real Estate Corporation (the "Company"), as supplemented by Supplement No. 5 dated November 1, 1996 and must be read in conjunction therewith. Unless otherwise defined, capitalized terms used herein shall have the same meaning as in the Prospectus, as supplemented.

                           REAL PROPERTY INVESTMENTS

SPRING HILL FASHION CORNER, WEST DUNDEE, ILLINOIS

         On November 13, 1996, the Company acquired a Neighborhood Retail Center located at 830-890 West Main Street, West Dundee, Illinois known as Spring Hill Fashion Corner ("Spring Hill") from JMB/Spring Hill Associates, an unaffiliated third party, for approximately $9.2 million. The purchase price was funded using cash and cash equivalents, including the proceeds of monies previously drawn against the Company's line of credit provided by LaSalle Bank on September 30, 1996. The purchase price was approximately $73.48 per square foot, which the Company concluded was fair and reasonable and within the range of values indicated in an appraisal received by the Company and presented to the Company's board of directors.

         Spring Hill was built in 1985 and consists of a one-story building aggregating 125,198 rentable square feet. As of November 1, 1996, Spring Hill was 95% leased. In evaluating Spring Hill as a potential acquisition, the Company considered a variety of factors including location, demographics, tenant mix, price per square foot, existing rental rates compared to market rates, and the occupancy of the center. The Company believes that the center is located within a vibrant economic area. According to a 1996 study conducted by Richard Ellis, the population within a five mile radius of Spring Hill is 111,500, with an estimated average household income in excess of $54,500 per year, higher than the national average. Although 44% of the rentable square feet at Spring Hill is leased to two tenants, the Company's management believes that retenanting of any space which is vacated in the future should be accomplished relatively quickly and at rental rates comparable to those currently paid by the tenants at the facility. The Company did not consider any other factors materially relevant to the decision to acquire the property.

         The Company does not anticipate making any significant repairs and improvements to Spring Hill over the next few years. A substantial portion of any such cost would be paid by the tenants.

         The table below sets forth certain information with respect to the occupancy rate at Spring Hill expressed as a percentage of total gross leasable area and the average effective annual base rent per square foot. Information for prior years is not available to the Company since the property is being acquired through a foreclosure proceeding.

                                         Occupancy Rate
                Year Ending             as of December 31         Effective Annual Rental
               December 31,                of Each Year               Per Square Foot
               ------------           --------------------            ---------------
                   1995                       75%                          $8.92

         Tenants leasing more than 10% of the total square footage are Michael's, which leases 30,000 square feet, or approximately 24% of the rentable square feet, and T. J. Maxx, which leases 25,161 square feet, or approximately 20% of the rentable square feet. Michael's is a national chain of craft stores, and T. J. Maxx is a discount clothing chain. The lease with Michael's requires Michael's to pay base rent equal to $7.00 per square foot per annum payable monthly until January 31, 2001, and $7.50 per square foot per annum payable monthly from February 1, 2001 until January 31, 2006. The Michael's lease contains no option to renew. The lease with T.J. Maxx requires T.J. Maxx to pay base rent equal to $6.50 per square foot per annum payable monthly until January 31, 2001. The lease with T.J. Maxx also grants T.J. Maxx one option to renew the lease for a five-year term. If this option is exercised, T.J. Maxx will be required to pay a base rent of $6.50 per square foot per annum payable monthly from February 1, 2001 until January 31, 2006.

         For federal income tax purposes, the Company's depreciable basis in Spring Hill will be approximately $7,406,000. Depreciation expense, for tax purposes, will be computed using the straight-line method. Buildings and improvements are depreciated based upon estimated useful lives of 40 years.

         Real estate taxes payable in 1996 for the tax year ended 1995 (the most recent tax year for which information is available) were $123,314.60. The real estate taxes payable were calculated by multiplying Spring Hill's assessed value by an equalizer of 1.00 and a tax rate of 6.2199%.


                    [REST OF PAGE INTENTIONALLY LEFT BLANK]

         At November 1, 1996, a total of 119,198 square feet were leased to 18 tenants at Spring Hill. The following tables set forth certain information with respect to the amount of and expiration of leases at this Neighborhood Retail Center.

                            Square Foot                       Renewal            Current           Rent per
        Lessee                Leased         Lease Ends       Options          Annual Rent        Square Foot
        ------                ------         ----------       -------          -----------        -----------
Pier 1 Imports                  8,487          03/2002             -             $110,331            $13.00

Travel Agents Int'l             2,000          09/1999             -               21,500             10.75

China Palace                    5,000          07/2003          1/5 yr.            62,500             12.50

Wild Bird Unltd.                2,000          12/2000             -               26,120             13.06

Let's Learn                     4,000          12/2000             -               39,960             9.99

Michael's                      30,000          01/2006             -              210,000             7.00

Fantastic Sam's                   900          06/2000             -               22,500             25.00

Jenny Craig                     3,600          09/1998          1/5 yr.            41,400             11.50

Sizes Unltd.                    4,000          01/2001             -               56,000             14.00

Sally Beauty Supply             2,000          03/1998          1/5 yr.            30,000             15.00

Music Go Round                  3,000          09/2001          1/5 yr.            37,500             12.50

Once Upon a Child               4,000          02/2001          1/5 yr.            38,000              9.50

T. J. Maxx                     25,161          01/2001          1/5 yr.           163,546              6.50

Play It Again Sports            3,500          02/2000             -               36,750             10.50

Funcoland                       2,000          05/1997             -               24,000             12.00

Cosmetic Center                 6,000          01/2003          2/5 yr.            60,000             10.00

Celebration Center              8,125          10/2004             -               89,700             11.04

Famous Footwear                 5,425          09/2000             -               59,675             11.00

Vacant                          3,000             -                -                 -                  -

Vacant                          1,000             -                -                 -                  -

Vacant                          2,000             -                -                 -                  -

                                                                                     Percent of
                                                                        Average        Total        Percent of
                                                                       Base Rent      Building      Annual Base
                             Approx. GLA   Annual Base                 Per Square       GLA            Rent
                 Number of   of Expiring     Rent of                   Foot Under    Represented    Represented
  Year Ending     Leases       Leases       Expiring   Total Annual     Expiring     by Expiring     by Expiring
  December 31,   Expiring   (square feet)    Leases    Base Rent (1)     Leases        Leases          Leases
   --------      --------    -----------     ------    ------------      ------        ------          ------
     1996            -            -             -       1,129,786           -             -              -

     1997            1          2,000       $24,000     1,139,920         $12.00          1.60%          2.11%

     1998            2          5,600        71,400     1,150,809          12.75          4.47           6.20

     1999            1          2,000        21,500     1,093,874          10.75          1.60           1.97
     2000            5         15,825       206,988     1,086,035          13.08         12.64          19.06

     2001            4         36,161       301,546       899,123           8.34         28.88          33.54
     2002            1          8,487       126,244       601,744          14.87          6.78          20.98

     2003            2         11,000       153,000       475,500          13.91          8.79          32.18

     2004            1          8,125        97,500       322,500          12.00          6.49          30.23
     2005            -            -             -         225,000           -             -              -

     2006            1         30,000       225,000       225,000           7.50         23.96         100.00

 (1) No assumptions were made regarding the releasing of expired leases. It is the opinion of the Company's management that the space will be released at market rates.



       The Company received a letter appraisal prepared by an independent appraiser who is a member in good standing of the American Institute of Real Estate Appraisers which reported a fair market value for the Spring Hill property, as of November 15, 1996, of not less than $9,380,000 million. Appraisals are estimates of value and should not, however, be relied on as a measure of true worth or realizable value.


CRESTWOOD PLAZA SHOPPING CENTER, CRESTWOOD, ILLINOIS

       The Company has entered into a non-binding letter of intent to purchase a Neighborhood Retail Center located at 13335 South Cicero Avenue in Crestwood, Illinois known as Crestwood Plaza Shopping Center ("Crestwood Plaza"). Under the proposed terms of the acquisition, the Company would purchase Crestwood Plaza from Inland Property Sales, Inc. ("IPS"), an affiliated third party, for approximately $1.8 million. The purchase price does not exceed its fair market value as determined by a competent independent appraiser who is a member in good standing of the American Institute of Real Estate Appraisers, and a majority of the Directors, including a majority of the Independent Directors, not interested in the transaction have approved the purchase as fair and reasonable to the Company. The Directors, including all of the Independent Directors, have approved this acquisition, however, there can be no assurance that the price to be paid to the Affiliate will not exceed that which would be paid by an unaffiliated purchaser. The Company anticipates funding the purchase using cash and cash equivalents. Execution of a definitive agreement is subject to completion of due diligence, which the Advisor is undertaking on behalf of the Company, and receipt of a final environmental report indicating no environmental concerns on the property. No acquisition fees will be payable in connection with the acquisition of Crestwood Plaza. There can be no assurance that the Company will complete the acquisition of Crestwood Plaza.

       Crestwood Plaza was built in 1992 and consists of a one-story building comprising a two-tenant neighborhood retail facility aggregating 20,044 rentable square feet. The center is occupied by Entenmann's Bakery, which leases 13,644 square feet, and Pet Supplies Plus, which leases 6,400 square feet.


THE SUMMIT OF PARK RIDGE, PARK RIDGE, ILLINOIS

       The Company has entered into a non-binding letter of intent to purchase a Neighborhood Retail Center located at 100-150 Euclid Avenue in Park Ridge, Illinois known as The Summit of Park Ridge ("The Summit"). Under the proposed terms of the acquisition, the Company would purchase The Summit from WHPX-S Real Estate Limited Partnership, a Delaware limited partnership, an unaffiliated third party, for approximately $3.2 million. The Company anticipates funding the purchase using cash and cash equivalents. Execution of a definitive agreement is subject to completion of due diligence, which the Advisor is undertaking on behalf of the Company, execution and delivery of leases from three current tenants, receipt of the final appraisal indicating the value of the property is not less than $3.2 million and receipt of a final environmental report indicating no environmental concerns on the property. No acquisition fees will be payable in connection with the acquisition of The Summit. There can be no assurance that the Company will complete the acquisition of The Summit.

       The Summit was built in 1986 and consists of a one-story building comprising a multi-tenant neighborhood retail facility aggregating 33,248 rentable square feet. The center is anchored by Giappo's Pizza, which leases 3,683 square feet, and L Peep, which leases 3,621 square feet.

MAPLE PARK PLACE SHOPPING CENTER, BOLINGBROOK, ILLINOIS

       The Company has entered into a non-binding letter of intent to purchase a Neighborhood Retail Center located at the northwest corner of Naperville Road and Boughton Road in Bolingbrook, Illinois known as Maple Park Place Shopping Center ("Maple Park"). Under the proposed terms of the acquisition, the Company would purchase Maple Park from KBS Retail Limited Partnership, a Delaware limited partnership, an unaffiliated third party, for approximately $15.3 million. The Company anticipates funding the purchase using the proceed of a loan from LaSalle Bank, in the principal amount of approximately $12.0 million, and cash and cash equivalents. The Company has chosen to utilize debt financing in order to maximize the return on its investment. Execution of a definitive agreement is subject to completion of due diligence, which the Advisor is undertaking on behalf of the Company, receipt of the final appraisal indicating the value of the property is not less than $15.3 million and receipt of a final environmental report indicating no environmental concerns on the property. No acquisition fees will be payable in connection with the acquisition of Maple Park. There can be no assurance that the Company will complete the acquisition of Maple Park.

       Maple Park was built in 1992 with expansions in 1994 and consists of a one-story building comprising a multi-tenant community retail facility aggregating 220,095 rentable square feet. The center is anchored by Kart, which leases 109,033 square feet, and Eagle Foods, which leases 56,706 square feet.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

LIQUIDITY AND CAPITAL RESOURCES

       Certain statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Supplement constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among other things, limitations on the area in which the Company may acquire properties; risks associated with borrowing secured by the Company's properties; competition for tenants and customers; federal, state or local regulations; adverse changes in general economic or local conditions; competition for property acquisitions with third parties that have greater financial resources than the Company; inability of lessees to meet financial obligations; uninsured losses; risks of failing to qualify as a REIT; and potential conflicts of interest between the Company and its affiliates including the Advisor.

       As of December 31, 1994, subscriptions for a total of 189,938.145 Shares had been received resulting in $1,899,381 in gross offering proceeds, which includes $200,000 received from the Advisor for 20,000 Shares. Subscriber funds were held in an interest-bearing escrow account with the Company's unaffiliated escrow agent until January 3, 1995 when the subscriptions were accepted and Shares issued by the Company. As of July 24, 1996, the Company had received subscriptions for a total of 5,000,000 Shares, resulting in Gross Offering Proceeds of $50,000,000, thereby completing the initial offering. On July 24, 1996, the Company commenced the follow-on Offering of 10,000,000 shares plus an additional 1,000,000 shares available for distribution through the DRP. As of September 30, 1996, the Company had received subscriptions for a total of 931,147 Shares of the follow-on Offering, resulting in $9,311,472 in Gross Offering Proceeds. In addition, the Company has received $968,320 in Gross Offering Proceeds from 106,997 Shares purchased through the DIP. As of September 30, 1996, the Company has repurchased 6,318 Shares from Stockholders for an aggregate price of $57,179 through the Share Repurchase Program.

       The Company's capital needs and resources are expected to undergo changes as a result of the completion of the initial public offering of Shares, the commencement of the follow-on Offering and the acquisition of properties. Operating cash flow is expected to increase as these additional properties are added to the portfolio. Distributions to Stockholders are determined by the Company's Board of Directors and are dependent on a number of factors, including the amount of funds available for distribution, the Company's financial condition, capital expenditures, and the annual distribution required to maintain REIT status under the Code.

       Management of the Company monitors the various qualification tests the Company must meet to maintain its status as a real estate investment trust. Large ownership of the Company's stock is tested upon purchase to determine that no more than 50% in value of the outstanding stock is owned directly, or indirectly, by five or fewer persons or entities at any time. Management of the Company also determines, on a quarterly basis, that the Gross Income, Asset and Distribution Tests as described in the section of the Prospectus entitled "Federal Income Tax Considerations--Taxation of the Company--REIT Qualification Tests" are met. On an ongoing basis, as due diligence is performed by management of both the Company and the Advisor on potential real estate purchases or temporary investment of uninvested capital, management of both entities determines that the income from the new asset will qualify for REIT purposes. For the year ended December 31, 1995, the Company qualified as a REIT.

       As of September 30, 1996, the Company had acquired thirteen properties utilizing approximately $33,100,000 of cash and cash equivalents. Cash and cash equivalents consists of cash and short-term investments. Cash and cash equivalents at September 30, 1996 and December 31, 1995 were $19,250,977 and $738,931, respectively. This increase was due to the additional sales proceeds raised and $12,820,000 in loan proceeds from financing the properties. Partially offsetting the increase in cash and cash equivalents was the purchase of seven additional properties in 1996 and the payment of Offering costs.

       The Company intends to use cash and cash equivalents to purchase additional properties, to pay distributions and to pay offering costs. To the extent that these sources are insufficient to meet the Company's short- and long-term liquidity requirements the Company may rely on financing of one or more of the properties.

       The properties owned by the Company are currently generating sufficient cash flow to cover operating expenses of the Company plus pay a monthly distribution of 8% per annum on weighted average shares. Commencing with the fourth quarter of 1996, the Company intends to pay monthly distributions of 8.3% per annum on weighted average shares. Distributions declared for the nine months ended September 30, 1996 were $2,232,004, a portion of which represents a return of capital for federal income tax purposes. The return of capital portion of the distributions cannot be determined at this time and will be calculated at year end.

CASH FLOWS FROM OPERATING ACTIVITIES

       Net cash provided by operating activities increased by approximately $1,862,181 for the nine months ended September 30, 1996 to $2,389,287 from $527,106 for the same period in 1995. This increase is due primarily to an increase in net income for the nine months ended September 30, 1996, as compared to the net income for the nine months ended September 30, 1995. This increase in net income is due to the purchase of additional properties. As of September 30, 1996, the Company had acquired thirteen properties, as compared
to five properties as of September 30, 1995.   This increase is also due to
$305,054 of rental income received under master lease agreements for the nine months ended September 30, 1996, as compared to no rental income received under master lease agreements for the nine months ended September 30, 1995.

CASH FLOWS FROM INVESTING ACTIVITIES

       During the nine months ended September 30, 1996, the Company utilized $26,729,537 in investing activities for the purchase of seven properties, as compared to the $5,286,038 utilized in the nine months ended September 30, 1995 for the purchase of five properties.

CASH FLOWS FROM FINANCING ACTIVITIES

       For the nine months ended September 30, 1996, the Company generated $43,020,331 of cash flows from financing activities as compared to $5,413,372 of cash flows generated from financing activities for the nine months ended September 30, 1995. This increase is due primarily to the increase in proceeds raised from the Offering of $40,246,259 for the nine months ended September 30, 1996, as compared to $13,012,136 of Offering proceeds raised for the nine months ended September 30, 1995. This increase is partially offset by an increase in the cash used for the payment of Offering costs for the nine months ended September 30, 1996. The increase is also partially offset by an increase in the amount of distributions paid for the nine months ended September 30, 1996 of $1,989,199 as compared to the distributions paid for the nine months ended September 30, 1995 of $188,958. In the third quarter of 1996, the Company placed financing on seven of the Company's properties and received $12,633,172 in loan proceeds, net of loan costs.

       The Advisor has guaranteed payment of all public offering expenses (excluding selling commissions, the marketing contribution and the due diligence expense allowance fee) in excess of 5.5% of the Gross Offering Proceeds of the Offering (the "Gross Offering Proceeds") or all organization and offering expenses (including such selling expenses) which together exceed 15% of the Gross Offering Proceeds. As of September 30, 1996, organizational and offering costs did not exceed this limitation.

       The Company provides the following programs to facilitate investment in the Shares and to provide limited liquidity for Stockholders until such time as a market for the Shares develops:

       The Distribution Reinvestment Program allows Stockholders who purchase Shares pursuant to the Offering to automatically reinvest distributions by purchasing additional Shares from the Company. Such purchases will not be subject to selling commissions or the Marketing Contribution and Due Diligence Expense Allowance Fee and will be sold at a price of $9.05 per Share. As of September 30, 1996, the Company had received $968,320 through the DIP and had repurchased 6,318 Shares from Stockholders for an aggregate price of $57,179, pursuant to the terms of the Share Repurchase Program. The remaining $911,141 is available to the Company for investment in additional properties, maintenance of existing properties or the repurchase of additional Shares pursuant to the terms of the Share Repurchase Program.

       The Share Repurchase Program will, subject to certain restrictions, provide existing Stockholders with limited, interim liquidity by enabling them to sell Shares back to the Company at a price of $9.05 per Share. Shares purchased by the Company will not be available for resale. As of September 30, 1996, the Company has repurchased 6,318 Shares.

RESULTS OF OPERATIONS

       As of September 30, 1996, subscriptions for a total of 6,038,144 Shares were received from the public resulting in $60,279,792 in Gross Offering Proceeds, which includes the Advisor's capital contribution of $200,000. As of September 30, 1996, the Company has repurchased 6,318 Shares from Stockholders for an aggregate price of $57,179 through the Share Repurchase Program.

       Funds from operations ("FFO") means net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and other non-cash items. FFO and funds available for distribution for the nine months ended September 30, 1996 and 1995 are calculated as follows:


                                                                1996             1995
                                                                ----             ----
         Net income . . . . . . . . . . . . . . . . . . .    $1,332,939         157,039
         Depreciation . . . . . . . . . . . . . . . . . .       561,983          33,909
                                                             ----------         -------

             Funds from operations (1)  . . . . . . . . .     1,894,922         190,948

         Deferred rent receivable (2) . . . . . . . . . .       (63,007)         (3,656)
         Rental income received under
             Master lease agreements (3)  . . . . . . . .
                                                                305,054               -
                                                             ----------         -------

         Funds available for distribution . . . . . . . .    $2,136,969         187,292
                                                             ==========         =======

         (1) FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. FFO as reported by the Company may not be comparable to other similarly titled measures of other real estate companies.

         (2) Reference is made to Note (5) of the Notes to Financial Statements of the Company.

         (3) As part of the purchase of some of the properties, the Company will receive rent under master lease agreements on some of the spaces currently vacant for periods ranging from one to two years or until the spaces are leased. Generally accepted accounting principles require that as these payments are received, they be recorded as a reduction in the purchase price of the properties rather than as rental income. For the nine months ended September 30, 1996, the Company has recorded $305,054 of such payments. Reference is made to Note (5) of the Notes to Financial Statements of the Company.

         Total income for the three and nine months ended September 30, 1996 and 1995 was $3,706,605 and $803,508, respectively. This increase was due to the purchase of additional properties. As of September 30, 1996, the Company had acquired thirteen properties, as compared to five properties as of September 30, 1995. The purchase of additional properties also resulted in increases in property operating expenses to Affiliates and non-affiliates and depreciation expense.

         The decrease in mortgage interest expense to Affiliates for the three and nine months ended September 30, 1996, as compared to the three and nine months ended September 30, 1995, is due to the payoff of the acquisition financing. The Company continues to have a mortgage in the principal amount of $741,467, which bears interest at 7.655%, collateralized by the Walgreens, Decatur property payable to an Affiliate.

         The increase in mortgage interest to non-affiliates for the three and nine months ended September 30, 1996, as compared to the three and nine months ended September 30, 1995, is due to the mortgage which was assumed as part of the purchase of Regency Point. During the third quarter of 1996, the Company obtained $12,820,000 of financing from an unaffiliated lender, on seven properties previously acquired.

         For the nine months ended September 30, 1995, the Company had not paid an annual distribution equal to or greater than the 8% Current Return, and accordingly, no advisor asset management fee was accrued. For the nine months ended September 30, 1996, the Company has paid an annual distribution equal to the 8% Current Return and therefore has accrued the advisor asset management fee.

         During 1994, the Advisor advanced $193,300 to the Company for costs incurred with the Offering. These advances were repaid with a market rate of interest to the Advisor in January 1995 with interest ranging from 7.75% to 9.50%.

         Interest income is the result of cash and cash equivalents being invested in short-term investments until a property is purchased.

         The increases in professional services to Affiliates and non-affiliates and general and administrative expenses to Affiliates and non-affiliates for the three and nine months ended September 30, 1996, as compared to the three and nine months ended September 30, 1995, is due to the Company entering the operational stage.

         The following is a list of approximate physical occupancy levels for the Company's investment properties as of the end of each quarter during 1995 and 1996. N/A indicates the property was not owned by the Company at the end of the quarter.


                                                               1995                             1996
                                           ---------------------------------       -----------------------
                                           at        at         at        at          at        at      at
Properties                              03/31     06/30      09/30     12/31       03/31     06/30   09/30
----------                              -----     -----      -----     -----       -----     -----   -----
Walgreens                                100%      100%       100%       100%       100%      100%    100%
   Decatur, Illinois

Eagle Crest                              100%      100%       100%       100%       100%      100%    100%
   Naperville, Illinois

Montgomery-Goodyear                       N/A       N/A       100%       100%       100%      100%    100%
   Montgomery, Illinois

Hartford/Naperville Plaza                 N/A       N/A        48%       90%        100%      100%    100%
   Naperville, Illinois

Nantucket Square                           NA       N/A        92%       81%         81%       81%     94%  *
   Schaumburg, Illinois

Antioch Plaza                             N/A       N/A        N/A       33%         49%       49%     49%  *
   Antioch, Illinois

Mundelein Plaza                           N/A       N/A        N/A       N/A         N/A      100%    100%
   Mundelein, Illinois

Regency Point                             N/A       N/A        N/A       N/A         N/A       97%     97%
   Lockport, Illinois

Prospect Heights                          N/A       N/A        N/A       N/A         N/A       78%    100%
   Prospect Heights, Illinois

Montgomery-Sears                          N/A       N/A        N/A       N/A         N/A       85%     85%  *
   Montgomery, Illinois

Zany Brainy                               N/A       N/A        N/A       N/A         N/A       N/A    100%
   Wheaton, Illinois

Salem Square                              N/A       N/A        N/A       N/A         N/A       N/A     97%  *
   Countryside, Illinois

Hawthorn Village                          N/A       N/A        N/A       N/A         N/A       N/A     99%
   Vernon Hills, Illinois

      *As part of the purchase of these properties, the Company receives rent under master lease agreements on the space which was vacant at the time of the purchase, resulting in 100% economical occupancy at September 30, 1996 for Nantucket Square and Antioch Plaza and 98% economic occupancy for Salem Square. See footnote (5) to the Company's financial statement.

         As of September 30, 1996 two leases totaling 3,447 square feet were executed at Antioch Plaza. Tenants are expected to begin occupancy in the fourth quarter 1996.

Subsequent Events

         On October 18,1996, the Company acquired the Six Corners Plaza Shopping Center from an unaffiliated third party for a purchase price of $6,000,000 on an all cash basis.

         On November 13, 1996, the Company acquired the Spring Hill Fashion Corner from an unaffiliated third party for a purchase price of approximately $9,200,000 on an all-cash basis.

         On the behalf of the Company, the Advisor is currently exploring the purchase of additional shopping centers from unaffiliated third parties.

                              PLAN OF DISTRIBUTION

         The Company commenced the "best efforts" Offering on July 24, 1996, and as of November 20, 1996, the Company had accepted subscriptions for 2,103,904 shares ($19,097,503 net of Selling Commissions, the Marketing Contribution and the Due Diligence Expense Allowance Fee). Supplement No. 5 to the Company's prospectus reported the number of subscriptions accepted, and net proceeds, for the Offering as well as an offering the Company completed on July 22, 1996.

         Inland Securities Corporation, an Affiliate of the Advisor, serves as dealer manager of the Offering and is entitled to receive selling commissions and certain other amounts. As of November 20, 1996, Inland Securities Corporation was entitled to receive commissions, the Marketing Contribution and the Due Diligence Expense Allowance Fee totalling $1,944,557 in connection with the Offering. An Affiliate of the Advisor is also entitled to receive Property Management Fees for management and leasing services. The Company incurred and paid Property Management Fees of $139,597 for the nine months ended September 30, 1996 and $46,791 for the year ended December 31, 1995. The Advisor may also receive an annual Advisor Asset Management Fee of not more than 1% of the Average Invested Assets, paid quarterly. As of September 30, 1996, the Company had incurred Advisor Asset Management Fees of $242,341, all of which remained unpaid on such date. As of December 31, 1995, the Company had not incurred or paid any such fees.


                         INDEX TO FINANCIAL STATEMENTS

                                                                                                          PAGE
                                                                                                          ----
Balance Sheets at September 30, 1996 and December 31, 1995 (unaudited)
of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           F-1

Statements of Operations for the three and nine months ended
September 30, 1996 and 1995 (unaudited) of the Company  . . . . . . . . . . . . . . . . . . . .           F-3

Statements of Stockholders' Equity September 30, 1996 and December 31, 1995
 of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           F-4

Statements of Cash Flows for the nine months ended September 30, 1996 and
1995 (unaudited) of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           F-5

Notes to Financial Statements September 30, 1996 (unaudited) of the Company   . . . . . . . . .           F-7

Pro Forma Balance Sheet (unaudited) at December 31, 1995 of the Company   . . . . . . . . . . .           F-17

Notes to Pro Forma Balance Sheet (unaudited) at December 31, 1995 of the Company  . . . . . . .           F-19

Pro Forma Statement of Operations (unaudited) for the year ended
December 31, 1995 of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           F-24

Notes to Pro Forma Statement of Operations (unaudited) for the year ended
December 31, 1995 of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           F-26

Pro Forma Balance Sheet (unaudited) at September 30, 1996 of the Company  . . . . . . . . . . .           F-36

Notes to Pro Forma Balance Sheet (unaudited) at September 30, 1996 of the Company   . . . . . .           F-38

Pro Forma Statement of Operations (unaudited) for the nine months ended
September 30, 1996 of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           F-40

Notes to Pro Forma Statement of Operations (unaudited) for the nine months
ended September 30, 1996 of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . .           F-42

                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                                 Balance Sheets

                    September 30, 1996 and December 31, 1995
                                  (unaudited)


                                     Assets

                                                       1996          1995
                                                       ----          ----
Investment properties (Notes 1, 4 and 5):
  Land............................................ $14,695,748     5,437,948
  Building and improvements.......................  36,782,378    12,074,484
                                                   ------------  ------------
                                                    51,478,126    17,512,432
  Less accumulated depreciation...................     731,877       169,894
                                                   ------------  ------------
  Net investment properties.......................  50,746,249    17,342,538

Cash and cash equivalents including amounts
  held by property manager (Note 1)...............  19,250,977       738,931
Restricted funds..................................        -          150,000
Accounts and rents receivable (Note 5)............   1,087,810       333,823
Deposits and other assets.........................     236,854       158,123
Deferred organization costs (net of accumulated
  amortization of $4,119 at September 30, 1996)
  (Note 1)........................................      23,343        27,462
Loan fees.........................................     186,828          -
                                                   ------------  ------------
    Total assets.................................. $71,532,061    18,750,877
                                                   ============  ============




                See accompanying notes to financial statements.

                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                                 Balance Sheets
                                  (continued)

                    September 30, 1996 and December 31, 1995
                                  (unaudited)



                      Liabilities and Stockholders' Equity

                                                       1996          1995
                                                       ----          ----
Liabilities:
  Accounts payable................................ $   105,062         6,875
  Accrued offering costs to Affiliates............     646,121       222,353
  Accrued offering costs to non-affiliates........      89,235         6,444
  Accrued interest payable to Affiliates..........        -            5,242
  Accrued real estate taxes.......................     981,687       374,180
  Distributions payable (Note 7)..................     372,337       129,532
  Security deposits...............................     112,374        54,483
  Note payable to Affiliate (Note 6)..............        -          360,000
  Mortgages payable (Note 6)......................  18,003,626       750,727
  Unearned income.................................      62,650        39,846
  Other liabilities...............................      28,852       178,852
  Due to Affiliates (Note 2)......................     244,040         7,277
                                                   ------------  ------------
    Total liabilities.............................  20,645,984     2,135,811
                                                   ------------  ------------

Stockholders' Equity (Notes 1 and 2):
  Common stock, $.01 par value, 24,000,000 Shares
    authorized; 6,038,144 and 6,031,826 issued
    and outstanding at September 30, 1996, and
    2,003,073 and 2,000,073 Shares issued and
    outstanding at December 31, 1995,
    respectively..................................      59,824        19,996
  Additional paid-in capital (net of offering
    costs of $8,197,358 at September 30, 1996, of
    which $6,282,497 was paid to Affiliates)......  51,965,431    16,835,183
  Accumulated distributions in excess of
    net income....................................  (1,139,178)     (240,113)
                                                   ------------  ------------
    Total stockholders' equity....................  50,886,077    16,615,066
                                                   ------------  ------------
Total liabilities and stockholders' equity........ $71,532,061    18,750,877
                                                   ============  ============





                See accompanying notes to financial statements.

                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                            Statements of Operations

        For the three and nine months ended September 30, 1996 and 1995
                                  (unaudited)

                                        Three months          Nine months
                                           ended                 ended
                                        September 30,        September 30,
                                        -------------        -------------
                                        1996      1995       1996       1995
                                        ----      ----       ----       ----
Income:
  Rental income (Notes 1 and 5).... $1,258,317    216,155  2,578,953   469,568
  Additional rental income.........    396,095    222,234    785,719   260,193
  Interest income..................     87,474     42,167    212,063    73,747
  Other income.....................     12,064       -        64,870      -
                                    ---------- ---------- ---------- ----------
                                     1,753,950    480,556  3,641,605   803,508
                                    ---------- ---------- ---------- ----------
Expenses:
  Professional services to
    Affiliates.....................      5,780       -        16,434      -
  Professional services to
    non-affiliates.................      4,723       -        40,951     1,615
  General and administrative
    expenses to Affiliates.........     (9,319)      -        42,116      -
  General and administrative
    expenses to non-affiliates.....     15,424        263     21,418     1,084
  Advisor asset management fee.....    116,809       -       242,341      -
  Property operating expenses
    to Affiliates..................     67,501      9,463    139,597    21,917
  Property operating expenses
    to non-affiliates..............    560,438    243,067  1,007,064   297,946
  Mortgage interest to Affiliates..     20,670     36,815     49,993    82,992
  Mortgage interest to
    non-affiliates.................     82,335       -       160,139    17,340
  Depreciation.....................    284,483     33,909    561,983    82,262
  Amortization.....................      1,373       -         4,119      -
  Acquisition costs expensed.......      5,361       -        22,511       315
                                    ---------- ---------- ---------- ----------
                                     1,155,578    323,517  2,308,666   505,471
                                    ---------- ---------- ---------- ----------
    Net income..................... $  598,372    157,039  1,332,939   298,037
                                    ========== ========== ========== ==========

Net income per weighted average
  common stock shares outstanding
  (5,166,900 and 1,065,503 for the
  three months ended September 30,
  1996 and 1995, respectively and
  3,688,310 and 707,779 for the
  nine months ended September 30,
  1996 and 1995, respectively)..... $      .11        .15        .36       .42
                                    ========== ========== ========== ==========

                See accompanying notes to financial statements.

                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                       Statements of Stockholders' Equity

                    September 30, 1996 and December 31, 1995
                                  (unaudited)

                                                     Accumulated
                                          Additional Distributions
                               Common      Paid-in   in excess of
                                Stock      Capital    net income    Total
                             ----------- ----------- ----------- ------------
Balance January 1, 1995..... $   200       199,800        -         200,000

Net income..................   -              -        496,514      496,514

Distributions declared
  ($.78 per weighted average
  common stock shares
  outstanding)..............   -              -       (736,627)    (736,627)

Proceeds from Offering (net
  of Offering costs of
  $3,121,175)..............   19,826    16,662,162        -      16,681,988

Repurchases of Shares.......     (30)      (26,779)       -         (26,809)
                             -------    ----------   ---------   ----------
Balance December 31, 1995...  19,996    16,835,183    (240,113)  16,615,066

Net income..................   -              -      1,332,939    1,332,939

Distributions declared
  ($.60 per weighted average
  common stock shares
  outstanding)..............   -              -     (2,232,004)  (2,232,004)

Proceeds from Offering (net
  of Offering costs of
  $5,076,183)...............  39,861    35,166,172        -      35,206,033

Repurchases of Shares.......     (33)      (35,924)       -         (35,957)
                             -------    ----------   ---------   ----------
Balance September 30, 1996.. $59,824    51,965,431  (1,139,178)  50,886,077
                             =======    ==========   ==========  ==========





                See accompanying notes to financial statements.

                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                            Statement of Cash Flows

             For the nine months ended September 30, 1996 and 1995
                                  (unaudited)



                                                        1996          1995
                                                        ----          ----
Cash flows from operating activities:
  Net income...................................... $ 1,332,939        298,037
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation..................................     561,983         82,262
    Amortization..................................       4,119           -
    Deferred rent receivable......................     (63,007)        (3,656)
    Rental income under master lease..............     305,054         66,990
    Changes in assets and liabilities:
      Accounts and rents receivable...............    (690,980)      (232,992)
      Other assets................................     (78,731)      (198,848)
      Accounts payable............................      98,187         69,942
      Accrued interest payable....................      (5,242)        27,186
      Accrued real estate taxes...................     607,507        368,202
      Security deposits...........................      57,891         49,983
      Unearned income.............................      22,804           -
      Due to Affiliates...........................     236,763           -
                                                   -----------     ----------
Net cash provided by operating activities.........   2,389,287        527,106
                                                   -----------     ----------
Cash flows from investing activities:
  Additions to investment properties..............    (168,035)          -
  Purchase of investment properties............... (26,729,537)    (5,286,038)
                                                   -----------     ----------
Net cash used in investing activities............. (26,897,572)    (5,286,038)
                                                   -----------     ----------
Cash flows from financing activities:
  Repayment of loan from Advisor..................        -          (193,300)
  Proceeds from offering..........................  40,246,259     13,012,136
  Payments of offering costs......................  (4,569,624)    (1,762,295)
  Loan proceeds...................................  12,820,000           -
  Loan fees.......................................    (186,828)          -
  Distributions paid..............................  (1,989,199)      (188,958)
  Repayment of note from Affiliate................    (360,000)          -
  Principal payments of debt......................  (2,940,277)    (5,454,211)
                                                   -----------     ----------
Net cash provided by financing activities.........  43,020,331      5,413,372
                                                   -----------     ----------
Net increase in cash and cash equivalents.........  18,512,046        654,440

Cash and cash equivalents at beginning of period..     738,931         10,934
                                                   -----------     ----------
Cash and cash equivalents at end of period........ $19,250,977        665,374
                                                   ===========     ==========

                See accompanying notes to financial statements.

                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                            Statement of Cash Flows
                                  (continued)

             For the nine months ended September 30, 1996 and 1995
                                  (unaudited)


Supplemental schedule of noncash investing and financing activities:

                                                       1996          1995
                                                       ----          ----
Purchase of investment property................... $(34,102,713)  (15,843,643)
Assumption of debt................................    4,473,176     4,595,178
Note payable......................................    2,900,000     5,962,427
                                                   ------------     ---------
                                                   $(26,729,537)   (5,286,038)
                                                   ============     =========


Distributions payable............................. $    372,337       214,852
                                                   ============     =========


Cash paid for interest............................ $    243,326       107,454
                                                   ============     =========





                See accompanying notes to financial statements.

                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                         Notes to Financial Statements

                               September 30, 1996
                                  (unaudited)


Readers of this Quarterly Report should refer to the Company's audited financial statements for the fiscal year ended December 31, 1995, which are included in the Company's 1995 Annual Report, as certain footnote disclosures which would substantially duplicate those contained in such audited financial statements have been omitted from this Report.

(1) Organization and Basis of Accounting

Inland Real Estate Corporation (the "Company") was formed on May 12, 1994 to invest in neighborhood retail centers located within an approximate 150-mile radius of its headquarters in Oak Brook, Illinois. The Company may also acquire single-user retail properties in locations throughout the United States, certain of which may be sale and leaseback transactions, net leased to creditworthy tenants. On October 14, 1994, the Company commenced an initial public offering (the "Offering") of 5,000,000 shares of common stock (the "Shares") at a price of $10 per Share and the issuance of 1,000,000 Shares at a price of $9.05 per Share for distribution pursuant to the Company's distribution reinvestment program (the "DRP"). Inland Real Estate Advisory Services, Inc. (the "Advisor"), an Affiliate of the Company, is the advisor to the Company. Subscriber funds were held in an interest-bearing escrow account with the Company's unaffiliated escrow agent until January 3, 1995. Offering proceeds were released from escrow on January 3, 1995 when subscriptions were accepted and Shares issued by the Company. Subscribers received their pro rata share of interest income earned on their subscriptions while in escrow. As of July 24, 1996, the Company had received subscriptions for a total of 5,000,000 Shares, resulting in Gross Offering Proceeds of $50,000,000, thereby completing [Be initial Offering. On July 24, 1996, the Company commenced a follow-on Offering of 10,000,000 shares plus an additional 1,000,000 shares available for distribution through the DRP. As of September 30, 1996, the Company had received subscriptions for a total of 931,147 Shares of the follow-on Offering, resulting in $9,311,472 in Gross Offering Proceeds. In addition, the Company has received $968,320 in Gross Offering Proceeds from 106,997 Shares purchased through the DRP. As of September 30, 1996, the Company has repurchased 6,318 Shares from Stockholders for an aggregate price of $57,179 through the Shares Repurchase Program.

The Company qualified as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended, for federal income tax purposes commencing with the tax year ending December 31, 1995. Since the Company qualified for taxation as a REIT, the Company generally is not subject to federal income tax to the extent it distributes 95% of its REIT taxable income to its stockholders. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and federal income and excise taxes on its undistributed income.

                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                         Notes to Financial Statements
                                  (continued)

                               September 30, 1996
                                  (unaudited)



The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents and are carried at cost, which approximates fair value. Included in cash and cash equivalents is $655,905 held by the Company's affiliated property manager which is unrestricted and held in the Company's name.

Deferred organization costs are amortized over a 60-month period.

Offering costs were offset against the Stockholders' equity accounts once the Shares sold exceeded the Minimum Offering and Gross Offering Proceeds were released from escrow. Offering costs consist principally of printing, selling and registration costs.

The investment properties are carried at the lower of aggregate cost or net realizable value. Periodically, the Company will review its real estate portfolio and if investment properties suffer an impairment in value which is deemed to be other than temporary, the investment in properties would be reduced to the net realizable value of the properties. As of September 30, 1996, there have been no such impairments. Depreciation expense is computed using the straight-line method. Buildings and improvements are based upon estimated useful lives of 30 years. Tenant improvements will be depreciated over the related lease period.

Rental income is recognized on a straight-line basis over the term of each lease. The difference between rental income earned and the cash rent due under the provisions of the lease agreements is recorded as deferred rent receivable.

The Company believes that the interest rate associated with the mortgages payable approximates the market interest rates for these types of debt instruments, and as such, the carrying amount of the mortgages payable approximates their fair value.

                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                         Notes to Financial Statements
                                  (continued)

                               September 30, 1996
                                  (unaudited)


The carrying amount of cash and cash equivalents, restricted cash, accounts and rents receivable, accounts payable and other liabilities, accrued offering costs to Affiliates, accrued offering costs to non-Affiliates, accrued interest payable to Affiliates, accrued real estate taxes, and distributions payable approximate fair value because of the relative short maturity of these instruments.

In the opinion of management, the financial statements contain all the adjustments necessary, which are of a normal recurring nature, to present fairly the financial position and results of operations for the periods presented herein. Results of interim periods are not necessarily indicative of the results to be expected for the year.


(2) Transactions with Affiliates

As of September 30, 1996, the Company had incurred $8,197,358 of organization and offering costs. Pursuant to the terms of the Offering, the Advisor is required to pay organization and offering expenses (excluding sales commissions, the marketing contribution and the due diligence expense allowance fee) in excess of 5.5% of the gross proceeds of the Offering (the "Gross Offering Proceeds") or all organization and offering expenses (including such selling expenses) which together exceed 15% of Gross Offering Proceeds. As of September 30, 1996, organizational and offering costs did not exceed the 5.5% and 15% limitations. The Company anticipates that these costs will not exceed these limitations upon completion of the Offering, however, any excess amounts will be reimbursed by the Advisor.

The Advisor and its Affiliates are entitled to reimbursement for salaries and expenses of employees of the Advisor and its Affiliates relating to the Offering and to the administration of the Company. Such costs to Affiliates incurred relating to the Offering were $645,669 and $409,858 as of September 30, 1996 and December 31, 1995, respectively, of which $8,339 and $120,269 were unpaid as of September 30, 1996 and December 31, 1995, respectively. In addition, an Affiliate of the Advisor serves as dealer manager of the Offering and is entitled to receive selling commissions, a marketing contribution and a due diligence expense allowance fee from the Company in connection with the Offering. Such amounts incurred were $5,636,828 and $1,719,406 as of September 30, 1996 and December 31, 1995, respectively, of which $637,782 and $102,084 were unpaid as of September 30, 1996 and December 31, 1995, respectively. As of September 30, 1996, approximately $4,955,000 of these commissions has been reallowed to soliciting broker/dealers.

                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                         Notes to Financial Statements
                                  (continued)

                               September 30, 1996
                                  (unaudited)


The Advisor and its Affiliates are entitled to reimbursement for salaries and expenses of employees of the Advisor and its Affiliates relating to the administration of the Company. Such costs are included in professional services to Affiliates, general and administrative expenses to Affiliates and acquisition costs expensed of which $1,699 remained unpaid at September 30, 1996.

As of September 30, 1996, the Advisor has contributed $200,000 to the capital of the Company for which it received 20,000 Shares.

During 1994, the Advisor advanced $193,300 to the Company for costs incurred with the Offering. These advances were repaid with a market rate of interest to the Advisor in January 1995 with interest ranging from 7.75% to 9.50%. The principal of $193,300 and interest totaling $3,162 were paid from Gross Offering Proceeds.

The Advisor may receive an annual Advisor Asset Management Fee of not more than 1% of the Average Invested Assets, paid quarterly. For any year in which the Company qualifies as a REIT, the Advisor must reimburse the Company: (i) to the extent that the Advisor Asset Management Fee plus Other Operating Expenses paid during the previous calendar year exceed 2% of the Company's Average Invested Assets for that calendar year or 25% of the Company's Net Income for that calendar year; and (ii) to the extent that Stockholders have not received an annual Distribution equal to or greater than the 8% Current Return. As of September 30, 1996, the Company has incurred $242,341 of such fees, all of which remains unpaid at September 30, 1996. (Defined terms in this paragraph have the same definitions from the prospectus dated July 24, 1996.)

An Affiliate of the Advisor is entitled to receive Property Management Fees for management and leasing services. The Company incurred and paid property management fees of $139,597 and $21,917 for the nine months ended September 30, 1996 and 1995, respectively, all of which has been paid.

                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                         Notes to Financial Statements
                                  (continued)

                               September 30, 1996
                                  (unaudited)



(3) Commitments and Contingencies

The Company adopted an Independent Director Stock Option Plan which granted each Independent Director an option to acquire 3,000 Shares as of October 14, 1994 and an additional 500 Shares on the date of each annual stockholders' meeting commencing with the annual meeting in 1995 if the Independent Director is a member of the Board on such date. The options for the initial 3,000 Share grant are exercisable as follows: 1,000 Shares on the date of grant and 1,000 Shares on each of the first and second anniversaries of the date of grant. The succeeding options are exercisable on the second anniversary of the date of grant. No options have been exercised.

In addition to sales commissions, certain Soliciting Dealers may receive one Soliciting Dealer Warrant for each 40 Shares sold by such Soliciting Dealer during the Offering. The holder of a Soliciting Dealer Warrant will be entitled to purchase one Share from the Company at a price of $12 during the period commencing with the first date upon which the Soliciting Dealer Warrants are issued and ending upon the first to occur of: (i) October 14, 1999; or (ii) the closing date of an offering of the Shares by the Company. Notwithstanding the foregoing, no Soliciting Dealer Warrant will be exercisable until one year from the date of issuance.

On the behalf of the Company, the Advisor is currently exploring the purchase of additional shopping centers from unaffiliated third parties.

                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                         Notes to Financial Statements
                                  (continued)

                               September 30, 1996
                                  (unaudited)

(4) Investment Properties

                                          Initial Cost (A)
                                     -------------------------
                                                                   Net
                                                   Buildings   Adjustments
                              Date                    and           to
                               Acq       Land     improvements   Basis (B)
                              ----   -----------  ------------   --------
Single-user Retail
  Walgreens/Decatur
    Decatur, IL.............  01/95  $    78,330   1,130,723         -

  Zany Brainy
    Wheaton, IL.............  07/96      838,000   1,625,202         -

Neighborhood Retail Centers
  Eagle Crest Shopping Center
    Naperville, IL..........  03/95    1,878,618   2,938,352         -

  Montgomery-Goodyear
    Montgomery, IL..........  09/95      315,000     834,659      (12,692)

  Hartford/Naperville Plaza
    Naperville, IL..........  09/95      990,000   3,427,961       (7,847)

  Nantucket Square
    Schaumburg, IL..........  09/95    1,908,000   2,354,583      (47,276)

  Antioch Plaza
    Antioch, IL.............  12/95      268,000   1,488,122     (110,198)

  Mundelein Plaza
    Mundelein, IL...........  03/96    1,803,000   3,857,560      (17,682)

  Regency Point
    Lockport, IL............  04/96    1,000,000   4,720,800      (16,709)

  Prospect Heights
    Prospect Heights, IL....  06/96      494,300   1,683,755      (11,989)

  Montgomery-Sears
    Montgomery, IL..........  06/96      768,000   2,666,646      (10,817)
                                     ----------- ------------  -----------
    Subtotal                         $10,341,248  26,728,363     (235,210)




(4) Investment Properties

                               Gross amount at which carried
                                      at end of period
                             -------------------------------------
                                 Land       Buildings
                                  and          and
                             improvements improvements     Total
                             ------------ ------------   ---------
Single-user Retail
  Walgreens/Decatur
    Decatur, IL.............      78,330    1,130,723    1,209,053

  Zany Brainy
    Wheaton, IL.............     838,000    1,625,202    2,463,202

Neighborhood Retail Centers
  Eagle Crest Shopping Center
    Naperville, IL..........   1,878,618    2,938,352    4,816,970

  Montgomery-Goodyear
    Montgomery, IL..........     315,000     821,967     1,136,967

  Hartford/Naperville Plaza
    Naperville, IL..........     990,000    3,420,114    4,410,114

  Nantucket Square
    Schaumburg, IL..........   1,908,000    2,307,307    4,215,307

  Antioch Plaza
    Antioch, IL.............     268,000    1,377,924    1,645,924

  Mundelein Plaza
    Mundelein, IL...........   1,803,000    3,839,878    5,642,878

  Regency Point
    Lockport, IL............   1,000,000    4,704,091    5,704,091

  Prospect Heights
    Prospect Heights, IL....     494,300    1,671,766    2,166,066

  Montgomery-Sears
    Montgomery, IL..........     768,000    2,655,829    3,423,829
                             ------------ ------------ ------------
    Subtotal                  10,341,248   26,493,153   36,834,401

                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                         Notes to Financial Statements
                                  (continued)

                               September 30, 1996
                                  (unaudited)

(4) Investment Properties (continued)

                                          Initial Cost (A)
                                                                   Net
                                                   Buildings   Adjustments
                              Date                    and           to
                               Acq       Land    improvements   Basis (B)
  Subtotal                           $10,341,248  26,728,363     (235,210)

Neighborhood Retail Centers
  Salem Square
    Countryside, IL.........  08/96    1,735,000   4,446,874       (1,725)

  Hawthorn Village
    Vernon Hills, IL........  08/96    2,619,500   5,844,076         -
                                     -----------  ----------      -------
                                     $14,695,748  37,019,313     (236,935)
                                     ===========  ==========      =======

(4) Investment Properties (continued)

                               Gross amount at which carried
                                      at end of period

                                 Land       Buildings
                                  and          and
                             improvements improvements     Total
  Subtotal                    10,341,248   26,493,153   36,834,401

Neighborhood Retail Centers
  Salem Square
    Countryside, IL.........   1,735,000    4,445,149    6,180,149

  Hawthorn Village
    Vernon Hills, IL........   2,619,500    5,844,076    8,463,576
                              ----------   ----------   ----------
                              14,695,748   36,782,378   51,478,126
                              ==========   ==========   ==========


(A) The initial cost to the Company, represents the original purchase price of the property, including amounts incurred subsequent to acquisition, which were contemplated at the time the property was acquired.

(B) Adjustments to basis includes additions to investment properties and payments received under master lease agreements. As part of several purchases, the Company will receive rent under master lease agreements on the spaces currently vacant for periods ranging from one to two years or until the spaces are leased. Generally accepted accounting principles require that as these payments are received, they be recorded as a reduction in the purchase price of the properties rather than as rental income. As of September 30, 1996, the cumulative amount of such payments was $438,070. (Note 5)

                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                         Notes to Financial Statements
                                  (continued)

                               September 30, 1996
                                  (unaudited)

(5) Operating Leases

Master Lease Agreements

As part of the purchases of several of the properties, the Company will receive rent under master lease agreements on some of the spaces currently vacant for periods ranging from one to two years or until the spaces are leased and tenants begin paying rent. Generally Accepted Accounting Principles require that as these payments are received, they be recorded as a reduction in the purchase price of the properties rather than as rental income.

                                                              Master Lease
                                    Square Feet                 Payments
                                     Covered by               Received for
                          Master    Master Lease               Nine Months
                          Lease        as of       Rate per      Ended
       Property           Expires   Sept 30,1996 Square Foot  Sept 30,1996
       --------           -------   ------------ -----------  ------------
Montgomery-Goodyear        09/96        3,010    $   4.03 (A) $    9,090
Hartford/Naperville        09/96        2,200       15.00         59,043
Nantucket Square           09/96        4,500(B)    15.00         69,518
Antioch Plaza              06/97       11,810       12.00        108,481
Mundelein Plaza            12/97        1,686       14.90         17,682
Regency Point              04/97        3,115       14.00         16,709
Prospect Heights           08/96         -            -           11,989
Montgomery-Sears           06/98        3,600       12.00
                                        1,500       10.20         10,817
Salem Square               07/97        3,742        5.53          1,725
                                                              ----------
                                                              $  305,054
                                                              ==========


  (A) The seller has master leased this space for $12.00 per square foot, which was the rental rate required under the prior lease. Rent collected from the current tenant is credited against the master lease.

  (B) The Company also received a credit at closing for rent abatement agreements under current leases.

                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                         Notes to Financial Statements
                                  (continued)

                               September 30, 1996
                                  (unaudited)


Certain tenant leases contain provisions providing for stepped rent increases. Generally accepted accounting principles require that rental income be recorded for the period of occupancy using the effective monthly rent, which is the average monthly rent for the entire period of occupancy during the term of the lease. The accompanying financial statements include $63,007 and $3,656 for the nine months ended September 30, 1996 and 1995, respectively, of rental income for the period of occupancy for which stepped rent increases apply and $75,420 and $12,413 in related accounts receivable as of September 30, 1996 and December 31, 1995, respectively. These amounts will be collected over the terms of the related leases as scheduled rent payments are made.


(6) Mortgages Payable and Note Payable to Affiliates

Mortgages payable and note payable to Affiliates consist of the following at September 30, 1996 and December 31, 1995:

                                                        1996          1995
                                                        ----          ----
7.655% first mortgage secured by Walgreens,
  Decatur, Illinois, monthly principal and
  interest payments of $5,689, with the
  remaining balance due May 2004.................. $   741,467       750,727

First mortgage secured by Regency Point with a
  floating interest rate of 180 basis points over
  the 30-day LIBOR rate, which rate adjusts
  monthly, amortizing over 25 years with remaining
  balance due August 2000.........................   4,442,159          -

7.85% first mortgage secured by Eagle Crest,
  Naperville, IL, monthly interest only payments
  of $15,373, with the balance due October 2003...   2,350,000          -

7.85% first mortgage secured by Nantucket Square,
  Schaumburg, IL, monthly interest only payments
  of $14,392, with the balance due October 2003...   2,200,000          -

7.85% first mortgage secured by Antioch Plaza,
  Antioch, IL, monthly interest only payments
  of $5,724, with the balance due October 2003....     875,000          -

7.85% first mortgage secured by Mundelein Plaza,
  Mundelein, IL, monthly interest only payments
  of $18,382, with the balance due October 2003...   2,810,000          -

                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                         Notes to Financial Statements
                                  (continued)

                               September 30, 1996
                                  (unaudited)


                                                        1996           1995
                                                        ----           ----
7.85% first mortgage secured by Montgomery-Goodyear,
  Montgomery, IL, monthly interest only payments
  of $4,121, with the balance due October 2003.... $   630,000          -

7.85% first mortgage secured by Montgomery-Sears,
  Montgomery, IL, monthly interest only payments
  of $10,761, with the balance due August 2003....   1,645,000          -

7.85% first mortgage secured by Hartford/Naperville
  Plaza, Naperville, IL, monthly interest only
  payments of $15,111, with the balance due August
  2003............................................   2,310,000          -
                                                   -----------       -------
Mortgages payable................................. $18,003,626       750,727
                                                   ===========       =======

9.5% promissory note payable to Inland
  Real Estate Investment Corporation, paid
  in full on January 9, 1996...................... $      -          360,000
                                                   -----------       -------
Note payable to Affiliate......................... $      -          360,000
                                                   ===========       =======


(7) Subsequent Events

During October 1996, the Company paid distributions of $372,337 to the Stockholders of record at September 30, 1996 on a weighted average basis for the month.

On October 18, 1996, the Company acquired the Six Corners Plaza Shopping Center from an unaffiliated third party for a purchase price of $6,000,000 on an all cash basis.

On November 13, 1996, the Company acquired the Spring Hill Fashion Corner from an unaffiliated third party for a purchase price of approximately $9,200,000 on an all cash basis.

                         Inland Real Estate Corporation
                            Pro Forma Balance Sheet
                               December 31, 1995
                                  (unaudited)


The following unaudited Pro Forma Balance Sheet of the Company is presented to effect the acquisitions of Mundelein Plaza, the Regency Point Shopping Center, Prospect Heights Plaza, Montgomery-Sears Shopping Center, the Zany Brainy store, Salem Square, Hawthorn Village Commons, Six Corners and Spring Hill Fashion Center as though these transactions occurred December 31, 1995. This unaudited Pro Forma Balance Sheet should be read in conjunction with the December 31, 1995 Financial Statements and the notes thereto as filed on Form 10-K.

This unaudited Pro Forma Balance Sheet is not necessarily indicative of what the actual financial position would have been at December 31, 1995, nor does it purport to represent the future financial position of the Company. Unless otherwise defined, capitalized terms used herein shall have the same meaning as in the Prospectus.

                       Inland Real Estate Corporation
                           Pro Forma Balance Sheet
                              December 31, 1995
                                 (unaudited)


                                                             December 31,
                               December 31,                      1995
                                   1995        Pro Forma      Pro Forma
                               Historical(A) Adjustments(B) Balance Sheet
                               ------------  -------------  -------------
Assets
------
Net investment in
  properties..................  $17,342,538    49,221,080    66,563,618
Cash and cash equivalents.....      738,931          -          738,931
Restricted cash...............      150,000          -          150,000
Accounts and rents
  receivable..................      333,823       790,763     1,124,586
Other assets..................      185,585        42,534       228,119
                                -----------    ----------    ----------
Total assets..................  $18,750,877    50,054,377    68,805,254
                                ===========    ==========    ==========


Liabilities and Stockholders' Equity
------------------------------------
Accounts payable and accrued
  expenses....................  $   288,037         7,500       295,537
Accrued real estate taxes.....      374,180     1,008,136     1,382,316
Distributions payable (C).....      129,532          -          129,532
Security deposits.............       54,483       107,918       162,401
Mortgage payable..............      750,727     8,428,200     9,178,927
Notes payable to Affiliate....      360,000          -          360,000
Other liabilities.............      178,852          -          178,852
                                -----------    ----------    ----------
Total liabilities.............    2,135,811     9,551,754    11,687,565
                                -----------    ----------    ----------
Common Stock..................       19,996        47,097        67,093
Additional paid in capital
  (net of Offering costs).....   16,835,183    40,455,526    57,290,709
Accumulated distributions in
  excess of net income........     (240,113)         -         (240,113)
                                -----------    ----------    ----------
Total Stockholders' equity....   16,615,066    40,502,623    57,117,689
                                -----------    ----------    ----------
Total liabilities and
  Stockholders' equity........  $18,750,877    50,054,377    68,805,254
                                ===========    ==========    ==========





               See accompanying notes to pro forma balance sheet.

                         Inland Real Estate Corporation
                        Notes to Pro Forma Balance Sheet
                               December 31, 1995
                                  (unaudited)


(A) The December 31, 1995 Historical column represents the historical balance sheet as presented in the December 31, 1995 10-K as filed with the SEC.

(B) The following pro forma adjustment relates to the acquisition of the subject properties as though they were acquired on December 31, 1995. The terms are described in the notes that follow.

                                     Pro Forma Adjustments
                     ---------------------------------------------------

                      Mundelein      Regency     Prospect    Montgomery-
                        Plaza         Point       Heights       Sears
                     ------------ ------------ ------------ ------------
Assets
------
Net investment in
  properties........  $5,658,230    5,700,000    2,165,000    3,419,000
Accounts and rent
  receivable........      84,375       16,867       38,771       27,842
Other assets........        -            -            -            -
                      ----------    ---------    ---------    ---------
Total assets........  $5,742,605    5,716,867    2,203,771    3,446,842
                      ==========    =========    =========    =========


Liabilities and Stockholders' Equity
------------------------------------
Accounts payable and
  accrued expenses..  $    7,500         -            -            -
Accrued real estate
  taxes.............      89,010       16,867       63,517       32,655
Security deposits...      15,000       28,621        8,600         -
Mortgage payable....        -       4,473,200         -            -
                      ----------    ---------    ---------    ---------
Total liabilities...     111,510    4,518,688       72,117       32,655
                      ----------    ---------    ---------    ---------
Common Stock(D).....       6,548        1,393        2,479        3,970
Additional paid in
  capital (net of
  Offering costs)(D)   5,624,547    1,196,786    2,129,175    3,410,217
                      ----------    ---------    ---------    ---------
Total Stockholders'
  equity............   5,631,095    1,198,179    2,131,654    3,414,187
                      ----------    ---------    ---------    ---------
Total liabilities
  and Stockholders'
  equity............  $5,742,605    5,716,867    2,203,771    3,446,842
                      ==========    =========    =========    =========

                         Inland Real Estate Corporation
                        Notes to Pro Forma Balance Sheet
                               December 31, 1995
                                  (unaudited)


(B)  Continued

                               Pro Forma Adjustments
                     --------------------------------------
                                                 Hawthorn
                         Zany         Salem       Village
                        Brainy       Square       Commons
                     ------------ ------------ ------------
Assets
------
Net investment in
  properties........ $ 2,455,000    6,173,850    8,450,000
Accounts and rent
  receivable........        -         270,729      194,400
Other assets........        -            -          39,550
                     -----------    ---------    ---------
Total assets........ $ 2,455,000    6,444,579    8,683,950
                     ===========    =========    =========

Liabilities and Stockholders' Equity
------------------------------------
Accounts payable and
  accrued expenses.. $      -            -            -
Accrued real estate
  taxes.............        -         270,729      194,400
Security deposits...        -            -            -
Mortgage payable....        -            -       3,955,000
                     -----------    ---------    ---------
Total liabilities...        -         270,729    4,149,400
                     -----------    ---------    ---------
Common Stock(D).....       2,855        7,179        5,273
Additional paid in
  capital (net of
  Offering costs)(D)   2,452,145    6,166,671    4,529,277
                     -----------    ---------    ---------
Total Stockholders'
  equity............   2,455,000    6,173,850    4,534,550
                     -----------    ---------    ---------
Total liabilities
  and Stockholders'
  equity............ $ 2,455,000    6,444,579    8,683,950
                     ===========    =========    =========

                         Inland Real Estate Corporation
                        Notes to Pro Forma Balance Sheet
                               December 31, 1995
                                  (unaudited)


(B)  Continued


                           Pro Forma Adjustments
                     ---------------------------------------
                                                   Total
                          Six        Spring      Pro Forma
                        Corners       Hill       Adjustment
                     ------------ ------------ -------------
Assets
------
Net investment in
  properties........ $ 6,000,000    9,200,000   49,221,080
Accounts and rent
  receivable........      65,293       95,470      793,747
Other assets........        -            -          39,550
                     -----------    ---------   ----------
Total assets........ $ 6,065,293    9,295,470   50,054,377
                     ===========    =========   ==========

Liabilities and Stockholders' Equity
------------------------------------
Accounts payable and
  accrued expenses.. $      -            -           7,500
Accrued real estate
  taxes.............     217,643      123,315    1,008,136
Security deposits...      15,542       40,155      107,918
Mortgage payable....        -            -       8,428,200
                     -----------    ---------   ----------
Total liabilities...     233,185      163,470    9,551,754
                     -----------    ---------   ----------
Common Stock(D).....       6,781       10,619       47,097
Additional paid in
  capital (net of
  Offering costs)(D)   5,825,327    9,121,381   40,455,526
                     -----------    ---------   ----------
Total Stockholders'
  equity............   5,832,108    9,132,000   40,502,623
                     -----------    ---------   ----------
Total liabilities
  and Stockholders'
  equity............ $ 6,065,293    9,295,470   50,054,377
                     ===========    =========   ==========

                         Inland Real Estate Corporation
                        Notes to Pro Forma Balance Sheet
                                  (continued)
                               December 31, 1995
                                  (unaudited)


    Acquisition of Mundelein Plaza, Mundelein, Illinois

    On March 29, 1996, the Company acquired the Mundelein Plaza property located in Mundelein, Illinois ("Mundelein Plaza") from an unaffiliated third party for a purchase price of $5,658,230, including closing costs of $8,230, on an all cash basis, funded from cash and cash equivalents.

    Acquisition of Regency Point Shopping Center, Lockport, Illinois

    On April 5, 1996, the Company completed the acquisition of the Regency Point Shopping Center located in Lockport, Illinois ("Regency Point"), from an unaffiliated third party for a purchase price of $5,700,000. As part of the acquisition, the Company will assume the existing first mortgage loan of $4,473,200 along with a related interest rate swap agreement, with the balance funded with cash and cash equivalents.

    The first mortgage loan has a floating interest rate of 180 basis points over the 30-day LIBOR rate, which rate is adjusted monthly. The interest rate swap agreement, in conjunction with the first mortgage, provides for Bank One, Chicago, to receive from or pay to the Company the difference between 6.11% and the 30-day LIBOR rate, so that the first mortgage loan has an effective rate of 7.91% per annum. The first mortgage loan matures in August 2000. The related interest rate swap agreement was terminated on April 18, 1996 resulting in $48,419 proceeds to the Company. No pro forma adjustment has been made as a result of this termination.

    Acquisition of Prospect Heights Plaza, Prospect Heights, Illinois

    On June 17, 1996, the Company acquired this property from an unaffiliated third party for the purchase price of $2,165,000 on an all cash basis, funded from cash and cash equivalents.

    Acquisition of Montgomery-Sears, Montgomery, Illinois

    On June 17, 1996, the Company acquired this property from an unaffiliated third party for the purchase price of $3,419,000 on an all cash basis, funded from cash and cash equivalents.

    Acquisition of Zany Brainy, Wheaton, Illinois

    On July 1, 1996, the Company acquired this property from an unaffiliated third party for the purchase price of $2,455,000 on an all cash basis, funded from cash and cash equivalents.

                         Inland Real Estate Corporation
                        Notes to Pro Forma Balance Sheet
                                  (continued)
                               December 31, 1995
                                  (unaudited)


    Acquisition of Salem Square, Countryside, Illinois

    On August 2, 1996, the Company acquired this property from an unaffiliated third party for the purchase price of $6,173,850, on an all cash basis, funded from cash and cash equivalents.

    Acquisition of Hawthorn Village Commons, Vernon Hills, Illinois

    On August 15, 1996, the Company acquired this property from an unaffiliated third party for the purchase price of $8,450,000.

    The Company funded the purchase using: (i) the proceeds of a short-term loan maturing August 23, 1996 in the amount of $2.9 million from Inland Mortgage Investment Corporation ("IMIC"), an Affiliate of the Company (the "Short-Term Loan"), and (ii) cash and cash equivalents. The Company did not pay any fees in connection with the Short-Term Loan, which bears interest at a rate of eight percent per annum. A majority of the Company's board, including a majority of the Independent Directors has approved the terms and conditions of the Short-Term Loan. The Company repaid the Short-Term Loan using the proceeds of a loan (the "Mortgage Loan") in the amount of $3,955,000 from an unaffiliated lender. The Company paid a 1% origination fee to the lender of the Mortgage Loan. The Mortgage Loan has a term of five years and, prior to the maturity date, requires payments of interest only, at an annual rate of 7.85%.

    Acquisition of Six Corners, Chicago, Illinois

    On  October  18,  1996,  the   Company   acquired  this  property  from  an
    unaffiliated  third  party   for   the   purchase  price  of  approximately
    $6,000,000, on an all cash basis, funded from cash and cash equivalents.

    Acquisition of Spring Hill Fashion Center, West Dundee, Illinois

    On  November  13,  1996,  the   Company  acquired  this  property  from  an
    unaffiliated  third  party   for   the   purchase  price  of  approximately
    $9,200,000, on an all cash basis, funded from cash and cash equivalents.

(C) No pro forma assumptions have been made for the additional payment of distributions resulting from the additional proceeds raised.

(D) Additional Offering Proceeds of $47,097,000, net of additional Offering costs of $6,594,377, are reflected as received as of December 31, 1995, prior to the purchase of the properties. Offering costs consist principally of registration costs, printing and selling costs, including commissions.

                         Inland Real Estate Corporation
                       Pro Forma Statement of Operations
                      For the year ended December 31, 1995
                                  (unaudited)


The following unaudited Pro Forma Statement of Operations of the Company is presented to effect the acquisitions of the Walgreens/Decatur property, Eagle Crest Shopping Center, Montgomery-Goodyear property, Nantucket Square Shopping Center, Mundelein Plaza, Regency Point Shopping Center, Prospect Heights Plaza, Montgomery-Sears Shopping Center, Salem Square, Hawthorn Village Commons, Six Corners and Spring Hill Fashion Center as though these transactions occurred on January 1, 1995. Hartford/Naperville Plaza, Antioch Plaza and the Zany Brainy store were constructed in 1995 and acquired shortly after construction was completed and as such, the unaudited Pro Forma Statement of Operations of the Company is presented to effect these acquisitions as of August 17, 1995, September 1, 1995 and November 22, 1995, respectively, the date occupancy commenced at these properties. This unaudited Pro Forma Statement of Operations should be read in conjunction with the December 31, 1995 Financial Statements and the notes thereto as filed on Form 10-K.

This unaudited Pro Forma Statement of Operations is not necessarily indicative of what the actual results of operations would have been for the year ended December 31, 1995, nor does it purport to represent the future results of operations of the Company. Unless otherwise defined, capitalized terms used herein shall have the same meaning as in the Prospectus.

                         Inland Real Estate Corporation
                       Pro Forma Statement of Operations
                      for the year ended December 31, 1995
                                  (unaudited)


                                        Pro Forma Adjustments
                              ------------------------------------------------
                                 1995        1995         1996
                              Historical  Acquisitions Acquisitions    1995
                                  (A)          (B)          (C)      Pro Forma
                              ----------  ------------ ------------ ----------
Rental
  income.....................   $ 869,485     585,614    5,190,974    6,646,073
Additional
  rental income..............     228,024     162,536    1,522,774    1,913,334
Interest
  income (D).................      82,913        -            -          82,913
                               ----------  ----------   ----------   ----------
  Total income...............   1,180,422     748,150    6,713,748    8,642,320
                               ----------  ----------   ----------   ----------
Professional
  services and
  general and
  administrative.............      23,132        -            -          23,132
Property operating
  expenses...................     326,721     275,218    2,294,340    2,896,279
Interest expense.............     164,161     429,997      662,368    1,256,526
Depreciation (E).............     169,894     111,767    1,169,588    1,451,249
                               ----------  ----------   ----------   ----------
Total expenses...............     683,908     816,982    4,126,296    5,627,186
                               ----------  ----------   ----------   ----------
  Net income(loss)             $  496,514     (68,832)   2,587,452    3,015,134
                               ==========  ==========   ==========   ==========

Weighted average
  common stock shares
  outstanding (F)............     943,156                             5,652,856
                               ==========                            ==========

Net income per weighted
  average common stock
  outstanding (F)............  $      .53                                   .53
                               ==========                            ==========





          See accompanying notes to pro forma statement of operations.

                         Inland Real Estate Corporation
                   Notes to Pro Forma Statement of Operations
                      For the year ended December 31, 1995
                                  (unaudited)


(A) The  1995  Historical  column   represents   the  historical  statement  of
    operations of the Company for the year ended December 31, 1995, as filed with the SEC on Form 10-K.

(B) Total pro forma adjustments for the year ended December 31, 1995 are as though the acquisitions were acquired the earlier of January 1, 1995 or date that operations commenced.

                                  Pro Forma Adjustments
                   ---------------------------------------------------
                                                            Hartford
                                              Montgomery-   Naperville
                    Walgreens   Eagle Crest    Goodyear       Plaza
                    ---------   -----------   ----------    ----------
Rental
  income.......... $   10,651       95,232       101,359       15,077
Additional
  Rental income...       -           2,218        19,203          662
                   ----------   ----------    ----------    ---------
  Total income....     10,651       97,450       120,562       15,739
                   ----------   ----------    ----------    ---------
Property operating
  expenses........        533       17,376        47,758        3,436
Interest expense..      4,840       77,170        46,325       13,625
Depreciation (E)..      3,141       16,324        20,682        8,867
                   ----------   ----------    ----------    ---------
Total expenses....      8,514      110,870       114,765       25,928
                   ----------   ----------    ----------    ---------
  Net income(loss) $    2,137      (13,420)        5,797      (10,189)
                   ==========   ==========    ==========    =========

                                                Total
                    Nantucket      Antioch       1995
                      Square        Plaza      Pro Forma
                   ----------       ------     ---------
Rental
  income.......... $  340,545       22,750      585,614
Additional
  Rental income...    140,453         -         162,536
                   ----------       ------      -------
  Total income....    480,998       22,750      748,150
                   ----------       ------      -------
Property operating
  expenses........    205,903          212      275,218
Interest expense..    267,137       20,900      429,997
Depreciation (E)..     57,357        5,396      111,767
                   ----------       ------      -------
Total expenses....    530,397       26,508      816,982
                   ----------       ------      -------
  Net income(loss) $  (49,399)      (3,758)     (68,832)
                   ==========       ======      =======

                         Inland Real Estate Corporation
                   Notes to Pro Forma Statement of Operations
                                  (continued)
                      For the year ended December 31, 1995
                                  (unaudited)


     Acquisition of Walgreens/Decatur, Decatur, Illinois

     In conjunction with the acquisition, the Company assumed a portion of the first mortgage loan with a balance of $775,000. This mortgage has an interest rate of 7.655%, amortizes over a 25-year period and matures May 31, 2004. The Company is responsible for monthly payments of principal and interest of $5,689. The pro forma adjustment for interest expense for the period prior to acquisition was estimated using the described loan terms.

     Acquisition of Eagle Crest Shopping Center, Naperville, Illinois

     As part of the acquisition, the Company assumed a portion of the first mortgage loan with a balance of $3,534,000, as well as entering into a loan agreement with Inland Property Sales, Inc. ("IPS"), an Affiliate of the Advisor, for the balance of the purchase price for $1,212,427. The first mortgage bears interest at 9.5% per annum and the loan to IPS bears interest at 10.5%. The pro forma adjustment for interest expense for the period prior to acquisition was estimated using the described loan terms.

     Acquisition of Montgomery-Goodyear, Montgomery, Illinois

     As part of the acquisition, the Company entered into a loan agreement with Inland Mortgage Investment Corporation ("IMIC"), an affiliate of the Advisor, for $600,000 which bears interest of 10.9% per annum. The pro forma adjustment for interest expense for the period prior to acquisition was estimated using the described loan terms.

     Acquisition of Hartford/Naperville Plaza, Naperville, Illinois

     In conjunction with the acquisition, the Company entered into a loan agreement with IMIC for $600,000 which bears interest of 10.9% per annum. The pro forma adjustment for interest expense was estimated using the described loan terms.

     Acquisition of Nantucket Square Shopping Center, Schaumburg, Illinois

     As part of the acquisition, the Company entered into a loan agreement with IMIC for $3,550,000 which bears interest of 10.5% per annum. The pro forma adjustment for interest expense for the period prior to acquisition was estimated using the described loan terms.

                         Inland Real Estate Corporation
                   Notes to Pro Forma Statement of Operations
                                  (continued)
                      For the year ended December 31, 1995
                                  (unaudited)


     Acquisition of Antioch Plaza, Antioch, Illinois

     This pro forma adjustment reflects the purchase of the Antioch Plaza property as if the Company had purchased the property as of September 1, 1995, the date the first tenant occupied this newly constructed property. The pro forma adjustment for operations for the period September 1, 1995 to December 28, 1995 (date of acquisition) was estimated using applicable lease information. Blockbuster Video was the only tenant occupying the property during that period. No pro forma adjustment was made for real estate tax expense and the related recovery income since the property was vacant land for most of 1995 and the amount would be difficult to estimate and have an immaterial effect.

     As part of the acquisition, the Company entered into a loan agreement with Inland Real Estate Investment Corporation, an affiliate of the Advisor, for $660,000 which bears interest of 9.5% per annum. The pro forma adjustment for interest expense was estimated using the described loan terms.

                         Inland Real Estate Corporation
                   Notes to Pro Forma Statement of Operations
                                  (continued)
                      For the year ended December 31, 1995
                                  (unaudited)


(C) Total pro forma adjustments for 1996 Acquisitions are as though they were acquired the earlier of January 1, 1995 or date that operations commenced.


                                     Pro Forma Adjustments
                   -----------------------------------------------------------

                    Mundelein    Regency    Prospect   Montgomery-     Zany
                      Plaza       Point      Heights      Sears       Brainy
                   ----------   ---------    -------    ---------   ---------
Rental
  income.......... $  639,124     541,085     164,152     327,610      28,643
Additional
  Rental income...     66,669      63,294     116,175      76,182       5,030
                   ----------   ---------     -------   ---------   ---------
  Total income....    705,793     604,379     280,327     403,792      33,673
                   ----------   ---------     -------   ---------   ---------
Property operating
  expenses........    141,482      71,615     180,819     102,067       5,502
Interest expense..       -        351,900        -           -           -
Depreciation (E)..    128,233     162,500      46,900      83,200       4,422
                   ----------   ---------     -------   ---------   ---------
Total expenses....    269,715     586,015     227,719     185,267       9,924
                   ----------   ---------     -------   ---------   ---------
  Net income...... $  436,078      18,364      52,608     218,525      23,749
                   ==========   =========     =======     =======   =========

                                 Hawthorn                             Total
                      Salem      Village       Six        Spring      1995
                      Square     Commons     Corners       Hill     Pro Forma
                   ----------   ---------    -------    ---------   ---------
Rental
  income.......... $  717,522     970,313     685,443   1,117,082   5,190,974
Additional
  Rental income...    387,179     353,145     164,345     290,755   1,522,774
                   ----------   ---------     -------   ---------   ---------
  Total income....  1,104,701   1,323,458     849,788   1,407,837   6,713,748
                   ----------   ---------     -------   ---------   ---------
Property operating
  expenses........    435,021     407,404     584,070     366,360   2,294,340
Interest expense..       -        310,468        -           -        662,368
Depreciation (E)..    150,000     194,467     153,000     246,866   1,169,588
                   ----------   ---------     -------   ---------   ---------
Total expenses....    585,021     912,339     737,070     613,226   4,126,296
                   ----------   ---------     -------   ---------   ---------
  Net income...... $  519,680     411,119     112,718     794,611   2,587,452
                   ==========   =========     =======     =======   =========

                         Inland Real Estate Corporation
                   Notes to Pro Forma Statement of Operations
                                  (continued)
                      For the year ended December 31, 1995
                                  (unaudited)


     Acquisition of Mundelein Plaza, Mundelein, Illinois

     Reconciliation of Gross Income and Direct Operating Expenses for the year ended December 31, 1995 prepared in accordance with Rule 3.14 of Regulation S-X (*) to the Pro Forma Adjustments:


                                                 Mundelein Plaza
                                       ------------------------------------
                                          *As       Pro Forma
                                        Reported   Adjustments       Total
                                       ----------  -----------    ----------
     Rental income.................... $  639,124         -         639,124
     Additional rental income.........     66,669         -          66,669
                                       ----------     --------      -------
     Total income.....................    705,793         -         705,793
                                       ----------     --------      -------
     Property operating expenses......    141,482         -         141,482
     Interest expense.................       -            -            -
     Depreciation (E).................       -         128,233      128,233
                                       ----------     --------      -------
     Total expenses...................    141,482      128,233      269,715
                                       ----------     --------      -------
     Net income....................... $  564,311     (128,233)     436,078
                                       ==========     ========      =======


     Acquisition of Regency Point, Lockport, Illinois

     As part of the acquisition, the Company will assume the existing first mortgage loan of $4,473,200, along with a related interest rate swap agreement.

     The first mortgage loan has a floating interest rate of 180 basis points over the 30-day LIBOR rate, which rate is adjusted monthly. The interest rate swap agreement, in conjunction with the first mortgage, provides for Bank One, Chicago, to receive from or pay to the Company the difference between 6.11% and the 30-day LIBOR rate, so that the first mortgage loan has an effective rate of 7.91% per annum. The pro forma adjustment for interest expense for 1995 was estimated using the described loan terms.

     The related interest rate swap agreement  was terminated on April 18, 1996
     resulting in $48,419 proceeds to  the  Company.   The pro forma adjustment
     does not give effect to the termination of this agreement.

                         Inland Real Estate Corporation
                   Notes to Pro Forma Statement of Operations
                                  (continued)
                      For the year ended December 31, 1995
                                  (unaudited)


     Reconciliation of Gross Income and Direct Operating Expenses for the year ended December 31, 1995 prepared in accordance with Rule 3.14 of Regulation S-X (*) to the Pro Forma Adjustments:

                                                   Regency Point
                                       ------------------------------------
                                          *As        Pro Forma
                                         Reported   Adjustments      Total
                                       ----------   -----------     -------
     Rental income.................... $  541,085         -         541,085
     Additional rental income.........     63,294         -          63,294
                                       ----------     --------      -------
     Total income.....................    604,379         -         604,379
                                       ----------     --------      -------
     Property operating expenses......     71,615         -          71,615
     Interest expense.................       -         351,900      351,900
     Depreciation (E).................       -         162,500      162,500
                                       ----------     --------      -------
     Total expenses...................     71,615      514,400      586,015
                                       ----------     --------      -------
     Net income....................... $  532,764     (514,400)      18,364
                                       ==========     ========      =======


     Acquisition of Prospect Heights Plaza, Prospect Heights, Illinois

     Reconciliation of Gross Income and Direct Operating Expenses for the year ended December 31, 1995 prepared in accordance with Rule 3.14 of Regulation S-X (*) to the Pro Forma Adjustments:


                                                  Prospect Heights
                                       ------------------------------------
                                         *As         Pro Forma
                                        Reported    Adjustments      Total
                                       ----------   -----------     -------
     Rental income.................... $  164,152         -         164,152
     Additional rental income.........    116,175         -         116,175
                                       ----------     --------      -------
     Total income.....................    280,327         -         280,327
                                       ----------     --------      -------
     Property operating expenses......    180,819         -         180,819
     Interest expense.................       -            -            -
     Depreciation (E).................       -          46,900       46,900
                                       ----------     --------      -------
     Total expenses...................    180,819       46,900      227,719
                                       ----------     --------      -------
     Net income....................... $   99,508      (46,900)      52,608
                                       ==========     ========      =======

                         Inland Real Estate Corporation
                   Notes to Pro Forma Statement of Operations
                                  (continued)
                      For the year ended December 31, 1995
                                  (unaudited)


     Acquisition of Montgomery-Sears, Montgomery, Illinois

     Reconciliation of Gross Income and Direct Operating Expenses for the year ended December 31, 1995 prepared in accordance with Rule 3.14 of Regulation S-X (*) to the Pro Forma Adjustments:

                                                 Montgomery-Sears
                                       ------------------------------------
                                          *As        Pro Forma
                                        Reported    Adjustments      Total
                                       ----------   -----------     -------
     Rental income.................... $  327,610         -         327,610
     Additional rental income.........     76,182         -          76,182
                                       ----------      -------      -------
     Total income.....................    403,792         -         403,792
                                       ----------      -------      -------
     Property operating expenses......    102,067         -         102,067
     Interest expense.................       -            -            -
     Depreciation (E).................       -          83,200       83,200
                                       ----------      -------      -------
     Total expenses...................    102,067       83,200      185,267
                                       ----------      -------      -------
     Net income....................... $  301,725      (83,200)     218,525
                                       ==========      =======      =======


     Acquisition of Zany Brainy, Wheaton, Illinois

     This pro forma adjustment reflects the purchase of Zany Brainy as if the Company had purchased the property as of January 1, 1995. Operations for this property for the period from November 22, 1995 (date of occupancy) to December 31, 1995 were estimated using the lease and operating expense information supplied by the seller. This property was purchased on an all cash basis.

                         Inland Real Estate Corporation
                   Notes to Pro Forma Statement of Operations
                                  (continued)
                      For the year ended December 31, 1995
                                  (unaudited)


     Acquisition of Salem Square, Countryside, Illinois

     Reconciliation of Gross Income and Direct Operating Expenses for the year ended December 31, 1995 prepared in accordance with Rule 3.14 of Regulation S-X (*) to the Pro Forma Adjustments:


                                                  Salem Square
                                       ------------------------------------
                                          *As        Pro Forma
                                         Reported   Adjustments     Total
                                       ----------   -----------   ---------
     Rental income.................... $  717,522         -         717,522
     Additional rental income.........    387,179         -         387,179
                                       ----------      -------    ---------
     Total income.....................  1,104,701         -       1,104,701
                                       ----------      -------    ---------
     Property operating expenses......    435,021         -         435,021
     Interest expense.................       -            -            -
     Depreciation (E).................       -         150,000      150,000
                                       ----------      -------    ---------
     Total expenses...................    435,021      150,000      585,021
                                       ----------      -------    ---------
     Net income....................... $  669,680     (150,000)     519,680
                                       ==========      =======      =======


     Acquisition of Hawthorn Village Commons, Vernon Hills, Illinois

     Reconciliation of Gross Income and Direct Operating Expenses for the year ended December 31, 1995 prepared in accordance with Rule 3.14 of Regulation S-X (*) to the Pro Forma Adjustments:

                                             Hawthorn Village Commons
                                       ------------------------------------
                                          *As        Pro Forma
                                        Reported    Adjustments     Total
                                       ----------   -----------   ---------
     Rental income.................... $  970,313         -         970,313
     Additional rental income.........    353,145         -         353,145
                                       ----------      -------    ---------
     Total income.....................  1,323,458         -       1,323,458
                                       ----------      -------    ---------
     Property operating expenses......    407,404         -         407,404
     Interest expense.................       -         310,468      310,468
     Depreciation (E).................       -         194,467      194,467
                                       ----------      -------    ---------
     Total expenses...................    407,404      504,935      912,339
                                       ----------      -------    ---------
     Net income....................... $  916,054     (504,935)     411,119
                                       ==========      =======      =======

                         Inland Real Estate Corporation
                   Notes to Pro Forma Statement of Operations
                                  (continued)
                      For the year ended December 31, 1995
                                  (unaudited)

     The Company funded the purchase of Hawthorn Village Commons using: (i) the proceeds of a short-term loan maturing August 23, 1996 in the amount of $2.9 million from Inland Mortgage Investment Corporation ("IMIC"), an Affiliate of the Company (the "Short-Term Loan"), and (ii) cash and cash equivalents. The Company did not pay any fees in connection with the
     Short-Term Loan, which bears interest at a rate of eight percent per annum. A majority of the Company's board, including a majority of the Independent Directors has approved the terms and conditions of the Short-Term Loan. The Company repaid the Short-Term Loan using the proceeds of a loan (the "Mortgage Loan") in the amount of $3,955,000 from an unaffiliated lender. The Company paid a 1% origination fee to the lender of the Mortgage Loan. The Mortgage Loan has a term of five years and, prior to the maturity date, requires payments of interest only, at an annual rate of 7.85%.

     Acquisition of Six Corners, Chicago, Illinois

     This pro forma adjustment reflects the purchase of Six Corners as if the Company had acquired the property as of January 1, 1995. The year ended December 31, 1995 is based on the Historical Summary of Gross Income and
     Direct Operating Expenses for the year ended June 30, 1996 prepared in accordance with Rule 3-14 of Regulation S-X and information provided by the seller.

                                                     Six Corners
                                       ------------------------------------
                                       Year Ended
                                       December 31,  Pro Forma
                                          1995      Adjustments      Total
                                       ----------   -----------     -------
     Rental income.................... $  685,443         -         685,443
     Additional rental income.........    164,345         -         164,345
                                       ----------      -------      -------
     Total income.....................    849,788         -         849,788
                                       ----------      -------      -------
     Property operating expenses......    584,070         -         584,070
     Interest expense.................       -            -            -
     Depreciation (E).................       -         153,000      153,000
                                       ----------      -------      -------
     Total expenses...................    584,070      153,000      737,070
                                       ----------      -------      -------
     Net income....................... $  265,718     (153,000)     112,718
                                       ==========      =======      =======

                         Inland Real Estate Corporation
                   Notes to Pro Forma Statement of Operations
                                  (continued)
                      For the year ended December 31, 1995
                                  (unaudited)



     Acquisition of Spring Hill Fashion Center, West Dundee, Illinois

     Reconciliation of Gross Income and Direct Operating Expenses for the year ended December 31, 1995 prepared in accordance with Rule 3.14 of Regulation S-X (*) to the Pro Forma Adjustments:

                                            Spring Hill Fashion Center
                                       ------------------------------------
                                          *As        Pro Forma
                                         Reported   Adjustments     Total
                                       ----------   -----------   ---------
     Rental income.................... $1,117,082         -       1,117,082
     Additional rental income.........    290,755         -         290,755
                                       ----------      -------    ---------
     Total income.....................  1,407,837         -       1,407,837
                                       ----------      -------    ---------
     Property operating expenses......    366,360         -         366,360
     Interest expense.................       -            -            -
     Depreciation (E).................       -         246,866      246,866
                                       ----------      -------    ---------
     Total expenses...................    366,360      246,866      613,226
                                       ----------      -------    ---------
     Net income....................... $1,041,477     (246,866)     794,611
                                       ==========      =======    =========


(D) No pro forma adjustment has been made relating to interest income which would have been earned on the additional Offering Proceeds raised.

(E) Depreciation expense is computed using the straight-line method, based upon an estimated useful life of thirty years.

(F) The pro forma weighted average common stock shares for the year ended December 31, 1995 was calculated by estimating the additional shares sold to purchase each of the Company's properties on a weighted average basis.

                         Inland Real Estate Corporation
                            Pro Forma Balance Sheet
                               September 30, 1996
                                  (unaudited)


The following unaudited Pro Forma Balance Sheet of the Company is presented to effect the acquisition of the Six Corners and Spring Hill Fashion Center as though these transactions occurred September 30, 1996. This unaudited Pro Forma Balance Sheet should be read in conjunction with the September 30, 1996 Financial Statements and the notes thereto as filed on Form 10-Q.

This unaudited Pro Forma Balance Sheet is not necessarily indicative of what the actual financial position would have been at September 30, 1996, nor does it purport to represent the future financial position of the Company. Unless otherwise defined, capitalized terms used herein shall have the same meaning as in the Prospectus.

                         Inland Real Estate Corporation
                            Pro Forma Balance Sheet
                               September 30, 1996
                                  (unaudited)


                                                            September 30,
                               September 30,                   1996
                                   1996        Pro Forma     Pro Forma
                               Historical(A) Adjustments(B) Balance Sheet
                               ------------  -------------  -------------
Assets

Net investment in
  properties.................. $ 50,746,249    15,200,000    65,946,249
Cash and cash equivalents.....   19,250,977          -       19,250,977
Accounts and rents
  receivable..................    1,087,810       397,779     1,485,589
Other assets..................      447,025          -          447,025
                               ------------    ----------    ----------
Total assets.................. $ 71,532,061    15,597,779    87,129,840
                               ============    ==========    ==========

Liabilities and Stockholders' Equity
------------------------------------
Accounts payable and accrued
  expenses.................... $    840,418          -          840,418
Accrued real estate taxes.....      981,687       433,908     1,415,595
Distributions payable (C).....      372,337          -          372,337
Security deposits.............      112,374        55,697       168,071
Mortgages payable.............   18,003,626          -       18,003,626
Unearned income...............       62,650          -           62,650
Other liabilities.............       28,852          -           28,852
Due to Affiliates.............      244,040          -          244,040
                               ------------    ----------    ----------
Total liabilities.............   20,645,984       489,605    21,135,589
                               ------------    ----------    ----------
Common Stock..................       59,824        17,567        77,391
Additional paid in capital
  (net of Offering costs).....   51,965,431    15,090,607    67,056,038
Accumulated distributions in
  excess of net income........   (1,139,178)         -       (1,139,178)
                               ------------    ----------    ----------
Total Stockholders' equity....   50,886,077    15,108,174    65,994,251
                               ------------    ----------    ----------
Total liabilities and
  Stockholders' equity........ $ 71,532,061    15,597,779    87,129,840
                               ============    ==========    ==========





               See accompanying notes to pro forma balance sheet.

                         Inland Real Estate Corporation
                        Notes to Pro Forma Balance Sheet
                                  (continued)
                               September 30, 1996
                                  (unaudited)

(A) The September 30, 1996 Historical column represents the historical balance sheet as presented in the September 30, 1996 10-Q as filed with the SEC.

(B) The following pro forma adjustment relates to the acquisition of the subject properties as though they were acquired on September 30, 1996. The terms are described in the notes that follow.

                              Pro Forma Adjustments
                        -------------------------------------
                                                     Total
                            Six         Spring     Pro Forma
                          Corners        Hill     Adjustments
                        -----------    ---------  -----------
Assets
------

Net investment in
  properties........... $ 6,000,000    9,200,000   15,200,000
Accounts and rents
  receivable...........     306,203       91,576      397,779
                        -----------    ---------   ----------
Total assets........... $ 6,306,203    9,291,576   15,597,779
                        ===========    =========   ==========

Liabilities and Stockholders' Equity
------------------------------------
Accrued real estate
  taxes................ $   336,487       97,421      433,908
Security deposits......      15,542       40,155       55,697
                        -----------    ---------   ----------
Total liabilities......     352,029      137,576      489,605
                        -----------    ---------   ----------
Common Stock (D)....... $     6,923       10,644       17,567
Additional paid in capital
  (net of Offering
  Costs)(D)............   5,947,251    9,143,356   15,090,607
                        -----------    ---------   ----------
Total Stockholders'
  equity...............   5,954,174    9,154,000   15,108,174
                        -----------    ---------   ----------
Total liabilities and
  Stockholders' equity. $ 6,306,203    9,291,576   15,597,779
                        ===========    =========   ==========

                         Inland Real Estate Corporation
                        Notes to Pro Forma Balance Sheet
                                  (continued)
                               September 30, 1996
                                  (unaudited)


    Acquisition of Six Corners, Chicago, Illinois

    On  October  18,  1996,  the   Company   acquired  this  property  from  an
    unaffiliated  third  party   for   the   purchase  price  of  approximately
    $6,000,000, on an all cash basis, funded from cash and cash equivalents.

    Acquisition of Spring Hill Fashion Center, West Dundee, Illinois

    On  November  13,  1996,  the   Company  acquired  this  property  from  an
    unaffiliated  third  party   for   the   purchase  price  of  approximately
    $9,200,000, on an all cash basis, funded from cash and cash equivalents.

(C) No pro forma assumptions have been made for the additional payment of distributions resulting from the additional proceeds raised.

(D) Additional Offering Proceeds of $17,567,000, net of additional Offering costs of $2,458,826 are reflected as received as of September 30, 1996, prior to the purchase of the properties. Offering costs consist principally of registration costs, printing and selling costs, including commissions.

                         Inland Real Estate Corporation
                       Pro Forma Statement of Operations
                  For the nine months ended September 30, 1996
                                  (unaudited)


The following unaudited Pro Forma Statement of Operations of the Company is presented to effect the acquisitions of Mundelein Plaza, Regency Point Shopping Center, Prospect Heights Plaza, Montgomery-Sears Shopping Center, the Zany Brainy store, Salem Square, Hawthorn Village Commons, Six Corners and Spring Hill Fashion Center as of January 1, 1996. This unaudited Pro Forma Statement of Operations should be read in conjunction with the September 30, 1996 Financial Statements and the notes thereto as filed on Form 10-Q.

This unaudited Pro Forma Statement of Operations is not necessarily indicative of what the actual results of operations would have been for the nine months ended September 30, 1996, nor does it purport to represent the future financial position of the Company. Unless otherwise defined, capitalized terms used herein shall have the same meaning as in the Prospectus.

                         Inland Real Estate Corporation
                       Pro Forma Statement of Operations
                  For the nine months ended September 30, 1996
                                  (unaudited)



                                 1996          Total
                              Historical     Pro Forma         1996
                                  (A)       Adjustments(B)    Pro Forma
                             ------------   -------------     ---------
Rental income............... $  2,578,953       3,221,285     5,800,238
Additional rental income....      785,719       1,435,744     2,221,463
Interest income (C).........      212,063            -          212,063
Other income................       64,870            -           64,870
                             ------------       ---------     ---------
  Total income..............    3,641,605       4,657,029     8,298,634
                             ------------       ---------     ---------
Professional services and
  general and
  administrative fees.......      120,919            -          120,919
Advisor asset management
  fee.......................      242,341         252,255       494,596
Property operating expenses.    1,146,661       1,690,234     2,836,895
Interest expense............      210,132         321,303       531,435
Depreciation (D)............      561,983       1,061,596     1,623,579
Amortization................        4,119            -            4,119
Acquisition costs expensed..       22,511            -           22,511
                             ------------       ---------     ---------
Total expenses..............    2,308,666       3,325,388     5,634,054
                             ------------       ---------     ---------
  Net income................ $  1,332,939       1,331,641     2,664,580
                             ============       =========     =========


Weighted average
  common stock shares
  outstanding (E)...........    3,688,310                     5,445,010
                             ============                     =========

Net income per weighted
  average common stock
  outstanding (E)........... $        .36                           .49
                             ============                     =========





          See accompanying notes to pro forma statement of operations.

                         Inland Real Estate Corporation
                   Notes to Pro Forma Statement of Operations
                  For the nine months ended September 30, 1996
                                  (unaudited)

(A) The  1996  Historical  column   represents   the  historical  statement  of
    operations of the Company for the nine months ended September 30, 1996, as filed with the SEC on Form 10-Q.

(B) Total pro forma adjustments for the nine months ended September 30, 1996 are as though the acquisitions of the following properties occurred on January 1, 1996 on an all cash basis except for the following:

    Regency Point

    In the purchase of Regency Point the Company assumed the existing first mortgage loan of $4,473,200, along with a related interest rate swap agreement. The first mortgage loan has a floating interest rate of 180 basis points over the 30-day LIBOR rate, which rate is adjusted monthly. The interest rate swap agreement, in conjunction with the first mortgage, provides for Bank One, Chicago, to receive from or pay to the Company the difference between 6.11% and the 30-day LIBOR rate, so that the first mortgage loan has an effective rate of 7.91% per annum. The pro forma adjustment for interest expense for 1996 was estimated using the described loan terms. The related interest rate swap agreement was terminated on April 18, 1996 resulting in $48,419 proceeds to the Company. The pro forma adjustment does not give effect to the termination of this agreement.

    Hawthorn Village Commons

    The Company funded the purchase of Hawthorn Village Commons using: (i) the proceeds of a short-term loan maturing August 23, 1996 in the amount of $2.9 million from Inland Mortgage Investment Corporation ("IMIC"), an Affiliate of the Company (the "Short-Term Loan"), and (ii) cash and cash equivalents. The Company did not pay any fees in connection with the Short-Term Loan, which bears interest at a rate of eight percent per annum. A majority of the Company's board, including a majority of the Independent Directors has approved the terms and conditions of the Short-Term Loan. The Company repaid the Short-Term Loan using the proceeds of a loan (the "Mortgage Loan") in the amount of $3,955,000 from an unaffiliated lender. The Company paid a 1% origination fee to the lender of the Mortgage Loan. The Mortgage Loan has a term of five years and, prior to the maturity date, requires payments of interest only, at an annual rate of 7.85%.

                         Inland Real Estate Corporation
                   Notes to Pro Forma Statement of Operations
                                  (continued)
                  For the nine months ended September 30, 1996
                                  (unaudited)



                    Mundelein     Regency   Prospect   Montgomery-     Zany
                      Plaza        Point     Heights     Sears        Brainy
                   ----------     -------   ---------   ---------     -------
Rental income..... $  163,381     139,271      89,105     163,700     137,489
Additional rental
  income..........     32,975      16,034      83,593      57,012      24,144
Interest income...       -           -           -           -           -
                   ----------     -------   ---------   ---------     -------
Total income......    196,356     155,305     172,698     220,712     161,633
                   ----------     -------   ---------   ---------     -------
Advisor asset
  management fee..       -           -           -           -           -
Property operating
  expenses........     53,986      19,046      91,364      66,944      30,331
Interest expense..       -           -           -           -           -
Depreciation (D)..       -           -           -           -           -
                   ----------     -------   ---------   ---------     -------
Total expenses....     53,986      19,046      91,364      66,944      30,331
                   ----------     -------   ---------   ---------     -------
Net income........ $  142,370     136,259      81,334     153,768     131,302
                   ==========     =======   =========   =========     =======

                                 Hawthorn
                      Salem      Village       Six        Spring
                      Square     Commons     Corners       Hill
Rental income..... $  422,146     548,667     749,262     808,264
Additional rental
  income..........    260,832     270,570     490,551     200,033
                   ----------     -------   ---------   ---------
Total income......    682,978     819,237   1,239,813   1,008,297
                   ----------     -------   ---------   ---------
Advisor asset
  management fee..       -           -           -           -
Property operating
  expenses........    270,756     293,132     607,048     257,627
Interest expense..       -           -           -           -
Depreciation (D)..       -           -           -           -
                   ----------     -------   ---------   ---------
Total expenses....    270,756     293,132     607,048     257,627
                   ----------     -------   ---------   ---------
Net income........ $  412,222     526,105     632,765     750,670
                   ==========     =======   =========   =========

                         Inland Real Estate Corporation
                   Notes to Pro Forma Statement of Operations
                                  (continued)
                  For the nine months ended September 30, 1996
                                  (unaudited)



                    Pro Forma
                   Adjustments     Total
                   -----------   ---------
Rental income.....        -      3,221,285
Additional rental
  income..........        -      1,435,744
                   -----------   ---------
Total income......        -      4,657,029
                   -----------   ---------
Advisor asset
  management fee..     252,255     252,255
Property operating
  expenses........        -      1,690,234
Interest expense..     321,303     321,303
Depreciation (D)..   1,061,596   1,061,596
                   -----------   ---------
Total expenses....   1,635,154   3,325,388
                   -----------   ---------
Net income........ $(1,635,154)  1,331,641
                   ===========   =========

                         Inland Real Estate Corporation
                   Notes to Pro Forma Statement of Operations
                                  (continued)
                  For the nine months ended September 30, 1996
                                  (unaudited)


(C) No pro forma adjustment has been made relating to interest income which would have been earned on the additional Offering Proceeds raised.

(D) Depreciation expense is computed using the straight-line method, based upon an estimated useful life of thirty years.

(E) The pro forma weighted average common stock shares for the nine months ended September 30, 1996 was calculated by estimating the additional shares sold to purchase each of the Company's properties on a weighted average basis.